PROSPECTUS

                 JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

                     MODIFIED GUARANTEED ANNUITY CONTRACTS

                             200 CLARENDON STREET
                             BOSTON, MASSACHUSETTS
                                     02117

  This Prospectus describes certain deferred annuity Contracts offered by John Hancock Variable Life Insurance Company ("JHVLICO"). The Contracts, issued on a group basis or as individual contracts, are designed to provide retirement benefits for eligible individuals. With respect to a Contract issued on a group basis, eligible individuals include persons who have established accounts with certain broker-dealers and other financial institutions that have entered into a distribution agreement to offer interests in the Contracts, and members of other eligible groups. (See "Distribution of the Contracts," page 13.) Contracts issued on an individual basis are offered in certain states.

  An interest in a group Contract will be separately accounted for by the issuance of a Certificate evidencing the individual Participant's interest under the Contract. An interest in an individual Contract is evidenced by the issuance of an individual Contract. The Certificate and individual Contract are hereinafter referred to as the "Contract."

  A minimum single premium payment of at least $5,000 must accompany the application for a Contract. JHVLICO reserves the right to limit the maximum single premium payment amount. No additional payment is permitted on a Contract, although eligible individuals may purchase more than one Contract if JHVLICO then is still offering the Contracts for sale. (See "The Application Process," page 5.) Individuals interested in purchasing additional Contracts may obtain a current copy of this prospectus containing, if appropriate, updated financial and other information about JHVLICO. Prospectuses may be obtained by writing to Life and Annuity Services at the above address.

  Premium payments become part of the general assets of JHVLICO.

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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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  MUTUAL FUNDS, ANNUITIES AND INSURANCE PRODUCTS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED BY ANY BANK, NOR ARE THEY INSURED BY THE FDIC; THEY ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.

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                  The date of this Prospectus is May  , 1997.

                        PUBLICLY-AVAILABLE INFORMATION

  JHVLICO is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act"), as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N. W., Washington, D. C.

  JHVLICO intends to deliver to holders of outstanding Contracts annual account statements and such other periodic reports as may be required by law, but it is not anticipated that any such reports will include periodic financial statements or information concerning JHVLICO.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY INFORMATION.......................................................    1
SPECIAL TERMS.............................................................    3
DESCRIPTION OF CONTRACTS..................................................    5
 The Application Process..................................................    5
 Accumulation Period......................................................    5
 Guarantee Periods........................................................    5
 Guarantee Rates and Current Rates........................................    7
 Guarantee Period Exchange Option.........................................    7
 Surrenders and Withdrawals...............................................    8
 Market Value Adjustment..................................................    9
 Systematic Withdrawals...................................................    9
 Premium Taxes............................................................   10
 Death Benefit............................................................   10
 Payment Upon Surrender...................................................   10
 Annuity Period...........................................................   11
 Date of Maturity and Form of Annuity.....................................   11
 Annuity Options..........................................................   11
 Other Conditions.........................................................   12
INVESTMENTS ..............................................................   12
PARTICIPANT AND BENEFICIARY RIGHTS AND PRIVILEGES.........................   13
AMENDMENT OF THE CONTRACTS................................................   13
DISTRIBUTION OF THE CONTRACTS.............................................   13
FEDERAL INCOME TAXES......................................................   14
THE COMPANY ..............................................................   16
 Business of JHVLICO......................................................   16
 Selected Financial Data..................................................   16
 Management Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   17
 Competition..............................................................   22
 Employees and Facilities.................................................   22
 Transactions with JHMLICO................................................   22
 Regulation...............................................................   23
 Directors and Executive Officers.........................................   24
 Executive Compensation...................................................   25
REGISTRATION STATEMENT....................................................   25
EXPERTS...................................................................   25
APPENDIX A: MARKET VALUE ADJUSTMENT.......................................   26
FINANCIAL STATEMENTS......................................................  F-1

                              SUMMARY INFORMATION

  Upon application or purchase order, an initial Guarantee Period is selected by the Participant from among those then offered by JHVLICO. (See "Guarantee Periods," page 5, and "Guarantee Rates and Current Rates," page 7.) At the time of this Prospectus, JHVLICO offers initial and subsequent Guarantee Periods of 3, 5, 6, 7, 8, 9, and 10 years. JHVLICO reserves the right to change the duration of the Guarantee Periods offered for any initial or subsequent Guarantee Period. The premium payment (less withdrawals and any applicable premium taxes and contract fees) will earn interest at the Initial Guarantee Rate for the Guarantee Period chosen. The Initial Guarantee Rate is an effective annual rate reflecting the daily compounding of interest.

  At the end of each Guarantee Period, a subsequent Guarantee Period of the same duration will begin unless, (a) within the 30 day period prior to the end of such Guarantee Period, a different duration is elected by the Participant from among those offered by JHVLICO at that time or (b) the annuity payments begin or the Contract is surrendered at that time. Without JHVLICO's prior approval, subsequent Guarantee Periods may not extend beyond the Annuitant's 85th birthday.

  The Accumulated Value as of the first day of each subsequent Guarantee Period will earn interest at the Subsequent Guarantee Rate for the Guarantee Period chosen. JHVLICO'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEE RATES TO BE DECLARED. JHVLICO CANNOT PREDICT NOR CAN JHVLICO GUARANTEE FUTURE GUARANTEE RATES. (See "Guarantee Periods," page 5, and "Guarantee Rates and Current Rates," page 7.)

  Subject to certain restrictions, withdrawals and surrenders are permitted. However, prior to payment of the surrender or withdrawal, such withdrawals and surrenders made prior to the end of a Guarantee Period may be subject to an early withdrawal charge and/or a Market Value Adjustment. Except as described below, the early withdrawal charge will be deducted from any such withdrawal or surrender made before the end of the seventh Contract Year. The early withdrawal charge will be equal to seven percent of the amount withdrawn or surrendered, in excess of the Free Withdrawal Value, in the first Contract Year, and will be reduced by one percentage point for each of the next six Contract Years. FOR A SURRENDER MADE AT THE END OF A GUARANTEE PERIOD, NO EARLY WITHDRAWAL CHARGE OR MARKET VALUE ADJUSTMENT WILL BE APPLIED, PROVIDED THAT A REQUEST IN WRITING FOR SURRENDER AT THE END OF THE GUARANTEE PERIOD IS RECEIVED BY JHVLICO WITHIN THE 30 DAYS PRECEDING THE END OF THE GUARANTEE PERIOD.

  No early withdrawal charge will be applicable if the Accumulated Value is used to purchase an annuity on the Date of Maturity. A Market Value Adjustment, however, will be applied if the Date of Maturity is not at the end of a Guarantee Period. To elect an Annuity Option the Participant must notify JHVLICO at least 30 days before the Date of Maturity.

  If the Participant so requests In Writing, JHVLICO will, for each Contract Year, send the Participant an amount (the Free Withdrawal Value) totaling 10% of the Accumulated Value calculated as of the first day of the Contract Year. No early withdrawal charge or Market Value Adjustment will be imposed on such amount. Any such distribution is deemed a withdrawal, however, and, as such, may be subject to tax. (See "Surrenders and Withdrawals," page 8, and "Federal Income Taxes," page 14.)

  The Market Value Adjustment reflects the relationship between the Current Rate for the duration remaining in the Guarantee Period at the time the surrender or withdrawal is requested and the then applicable Guarantee Rate for the Contract. Since Current Rates are based in part upon the investment yields available to JHVLICO (see "Investments," page 12), the effect of the Market Value Adjustment will be closely related to the levels of such yields. It is possible, therefore, that, should such yields increase significantly from the time a Contract is purchased, the amount received upon a surrender of the Contract may be less than the original premium payment. If such yields should decrease significantly, the amount received upon a surrender may be more than the original premium payment.

  JHVLICO may defer payment of any surrender for a period not exceeding 6 months from the date of JHVLICO's receipt of a written request for surrender. If JHVLICO defers payment on a surrender for more than 30 days, JHVLICO will pay interest on the Surrender Value at a rate equal to the greater of the rate required by state law and the rate declared by JHVLICO. (See "Payment Upon Surrender," page 10.)

  If the Surrender Value or Death Benefit has not been paid prior to the Date of Maturity specified by the Participant or otherwise determined pursuant to the Contract, JHVLICO will make a lump sum payment or start to pay a series of payments based on an Annuity Option on such Date of Maturity. The Annuity Option is selected by the Participant or, if the Participant has not made a selection, is a life annuity with payments guaranteed for 10 years. (See "Annuity Period," page 11.)

  The Contract provides for a Death Benefit. Upon the death of the Annuitant or the Participant before the Date of Maturity, the Death Benefit will be payable to the Beneficiary as determined under the Contract provisions. Written notification and due proof of death at the offices of JHVLICO are required to process the Death Benefit. With regard to Joint Participants, at the death of the first Joint Participant prior to the Date of Maturity, the Beneficiary will be the surviving Participant notwithstanding that the designated Beneficiary may be different.

  The Death Benefit will equal the Accumulated Value as of the date of death. In the event of the Participant's death where the named Beneficiary is the spouse of the Participant and the Annuitant is living, the spouse may elect, in lieu of receiving the Death Benefit, to become the Participant and continue the Contract. (See "Death Benefit," page 10.)

  A deduction will be made for premium taxes for Contracts sold in certain states. Currently such taxes range up to 5% of the Accumulated Value applied to an Annuity Option. Usually premium taxes are deducted from the Accumulated Value of the Contract at the time of annuitization. For exceptions to the normal rule, see "Premium Taxes," page 10.

                                 SPECIAL TERMS

  As used in this Prospectus, the following terms have the indicated meanings:

ACCUMULATED VALUE

  During the initial Guarantee Period, Accumulated Value means the premium payment plus earned interest, less any withdrawals and applicable deduction for contract fees and any applicable deductions for premium taxes or similar taxes. During any subsequent Guarantee Period, Accumulated Value is equal to the Accumulated Value as of the last day of the immediately preceding Guarantee Period, including any Market Value Adjustments made under the guarantee period exchange option, plus earned interest, less any withdrawals and applicable deduction for contract fees and any deduction for premium taxes or similar taxes during such subsequent Guarantee Period.

ANNUITANT

  The individual designated as such in the Contract.

BENEFICIARY

  The person entitled to receive benefits per the terms of the Contract in case of the death of the Annuitant or the Participant, or the Joint Participant, as applicable.

CONTRACT YEAR

  For any given Contract, the 12 month period following the Date of Issue and each 12 month period thereafter.

CURRENT RATE

  The applicable interest rate contained in a schedule of rates established by JHVLICO from time to time for various durations.

DATE OF ISSUE

  The effective date of the Certificate issued under the group annuity Contract, or the date of issue of an individual annuity Contract.

DATE OF MATURITY

  The date on which annuity payments are to start, which can be no later than the Annuitant's 85th birthdate without JHVLICO's prior approval.

FREE WITHDRAWAL VALUE

  An amount totaling 10 percent of the Accumulated Value, calculated as of the first day of the Contract Year, reduced by any prior withdrawals made during the Contract Year.

GUARANTEE PERIOD

  The period for which an Initial or Subsequent Guarantee Rate is credited.

GUARANTEE RATE

  The Guarantee Rate refers to either the Initial Guarantee Rate or the Subsequent Guarantee Rate.

INITIAL GUARANTEE RATE

  The rate of interest credited and compounded annually during the initial Guarantee Period.

IN WRITING

  A written form satisfactory to JHVLICO and received at its offices addressed to: Life and Annuity Services, 200 Clarendon Street, P. O. Box 111, Boston, Massachusetts 02117.

PARTICIPANT

  With respect to a Group Contract, Participant refers to a person or persons who has or have been issued a Certificate; with respect to an individual Contract, Participant refers to a person or persons who has or have been issued an individual annuity Contract. Where there are joint Participants, each must join in making any request or election or taking any action pursuant to the Contract.

SUBSEQUENT GUARANTEE RATE

  The rate of interest established by JHVLICO for the applicable subsequent Guarantee Period.

SURRENDER VALUE

  The Accumulated Value of the Contract, less, if applicable, any contract fees, any income taxes withheld, any deduction for premium taxes or similar taxes, and any early withdrawal charge, and adjusted by any then applicable Market Value Adjustment.

WITHDRAWAL

  The amount withdrawn prior to any deductions or adjustments.

                           DESCRIPTION OF CONTRACTS

THE APPLICATION PROCESS

  A prospective Participant must complete an application form or an order to purchase. This application or order must be submitted to JHVLICO for approval along with the premium payment. The minimum premium payment is $5,000. JHVLICO retains the right to limit the amount of the maximum premium payment.

  Contracts are issued within a reasonable time after receipt of the application or order and the premium payment. JHVLICO reserves the right to reject an application or order and, in such case, any premium payment will be returned without interest. Additional premium payments may not be contributed to an existing Contract. However, additional Contracts may be purchased by eligible individuals at the then prevailing Guarantee Rates and terms.

  If the application or order is properly completed and accepted by JHVLICO, the premium payment becomes part of JHVLICO's general assets and is credited to an account established for the Participant. We will confirm the crediting of the premium payment in writing within five business days of receipt of the payment and of a properly completed application or order. Interest on an account will be accrued beginning on the date the premium payment is credited.

  The premium payment will not be applied in the event that an application or an order to purchase is not properly completed. JHVLICO will attempt to contact the Participant in writing or by telephone. JHVLICO will return the premium payment without interest three weeks after receiving it, if the application or an order to purchase has not, by that time, been properly completed.

ACCUMULATION PERIOD

 Guarantee Periods

  In the application or order, the Participant will select the duration of the initial Guarantee Period from among those durations offered by JHVLICO. The duration selected will determine the Initial Guarantee Rate. The premium payment (less withdrawals and any applicable premium taxes and contract fees) will earn interest at the Initial Guarantee Rate, which is an annual effective rate for the Guarantee Period selected reflecting the daily compounding of interest.

  Only one Guarantee Period may be in use under a single Contract at any one time. Set forth below is an illustration of how interest will be credited to the Accumulated Value during each Guarantee Period.

  Note: The following example assumes no withdrawals of any amount during the entire five year period. If the Participant were to make a withdrawal or surrender at any time, taxes and, in some cases, tax penalties, would be payable. (See "Federal Income Taxes," page 14.) Also, if the withdrawal or surrender occurs at any time other than the end of the Guarantee Period, an early withdrawal charge applies, and a Market Value Adjustment may apply. (See "Surrenders and Withdrawals," page 8.) The hypothetical interest rate shown below is illustrative only and is not intended to predict future interest rates to be declared under the Contract. Actual interest rates declared for any given time may be more or less than those shown.

             EXAMPLE OF COMPOUNDING AT THE INITIAL GUARANTEE RATE

         Premium Payment:    $20,000
         Guarantee Period:   7 years
         Guarantee Rate:     6.00% per annum
         (1+Guarantee Rate)  1.06

                      Premium Payment = $20,000.00

Accumulated Value at end of Contract Year 1 = $21,200.00 ($20,000.00 X 1.06)

Accumulated Value at end of Contract Year 2 = $22,472.00 ($21,200.00 X 1.06)

Accumulated Value at end of Contract Year 3 = $23,820.32 ($22,472.00 X 1.06)

Accumulated Value at end of Contract Year 4 = $25,249.54 ($23,820.32 X 1.06)

Accumulated Value at end of Contract Year 5 = $26,764.51 ($25,249.54 X 1.06)

Accumulated Value at end of Contract Year 6 = $28,370.38 ($26,764.51 X 1.06)

Accumulated Value at end of Guarantee Period = $30,072.61

Total Interest Credited in
 Guarantee Period:                           $30,072.61 - $20,000 = $10,072.61
Accumulated Value at end of
 Guarantee Period:                        $20,000.00 + $10,072.61 = $30,072.61
Accumulated Value after 150 days
 from the Contract Date:          $20,000.00 X (1.06) ^ (150/365) = $20,484.70

  Unless the Participant elects to make a surrender (see "Surrenders and Withdrawals", page 8), a subsequent Guarantee Period generally will commence at the end of a Guarantee Period. Each subsequent Guarantee Period will be the same duration as the previous Guarantee Period (if available), unless the Participant elects, within the 30 day period prior to the end of such Guarantee Period, from among those Guarantee Periods currently being offered by JHVLICO, a new Guarantee Period of a different duration.

  In no event may subsequent Guarantee Periods extend beyond the Annuitant's 85th birthday, or any later date that JHVLICO may have permitted the Participant to elect as a Date of Maturity. For example, if the Annuitant is age 81 upon the expiration of a 5 year Guarantee Period, JHVLICO will provide the subsequent Guarantee Period expiring closest to, without exceeding, the Annuitant's 85th birthday (assuming no such later Date of Maturity has been agreed to), if such subsequent Guarantee Period is available and the Participant has not duly elected a shorter subsequent Guarantee Period. The Accumulated Value will then earn interest at a Subsequent Guarantee Rate declared by JHVLICO for that duration. The Subsequent Guarantee Rate for the Guarantee Period automatically applied in these circumstances may be higher or lower than the Subsequent Guarantee Rate for longer durations. If all subsequent Guarantee Periods available would extend beyond the Annuitant's 85th birthday (or any later Date of Maturity that has been duly elected), the Date of Maturity will automatically become the end of the expiring Guarantee Period. In such case, JHVLICO will provide an annuity payable to the Annuitant beginning on such Date of Maturity for a guaranteed period of 10 years and as long thereafter as the Annuitant lives (or a lump sum payment if the Accumulated Value is insufficient to support an Annuity Option, as described under "Annuity Options," page 11). Also, the Participant may choose to elect any other optional form of payment available.

  The Accumulated Value at the beginning of any subsequent Guarantee Period will be equal to the Accumulated Value at the end of the Guarantee Period just ending, including any Market Value Adjustments made under the guarantee period exchange option. (See "Guarantee Period Exchange Option, page 7".) This Accumulated Value will earn interest at the applicable Subsequent Guarantee Rate, which is an annual effective rate reflecting the daily compounding of interest.

  Within 30 days prior to the end of a Guarantee Period, JHVLICO will notify the Participant of the expiration of such Guarantee Period.

 Guarantee Rates and Current Rates

  The Initial Guarantee Rate for the initial Guarantee Period will be established at the time the Contract is purchased. From time to time, for customers of certain broker-dealers and financial institutions, JHVLICO may credit Guarantee Rates that are higher than those which are otherwise applicable. Otherwise, except as described in the following paragraph, however, the Initial and Subsequent Guarantee Rates that are being offered to Participants or prospective Participants at any given time will be the same with respect to Guarantee Periods of the same durations.

  Prior to the commencement of a subsequent Guarantee Period, a Participant may elect to receive a Subsequent Guarantee Rate that is higher than that which JHVLICO would otherwise provide. This option is, however, not guaranteed and may be terminated at any time by JHVLICO both as to new and as to outstanding Contracts. This option will be available to Participants with Contracts having an Accumulated Value of at least $5,000. This election must be In Writing within 30 days prior to the end of the Participant's expiring Guarantee Period. If the Participant makes such an election for a higher Subsequent Guarantee Rate, the existing Contract must be surrendered, and a new Contract will be issued. In such case, JHVLICO will waive the early withdrawal change under the existing Contract, but the early withdrawal charges under the new Contract will restart and, in accordance with the procedures described under "Early Withdrawal Charge," page 8, will be measured from the Date of Issue of the new Contract. JHVLICO believes an exchange of Contracts will not be taxable for Federal Income Tax purposes. See "Federal Income Taxes--Certain Exchanges."

  JHVLICO's schedule of Current Rates is used to determine the amount of any Market Value Adjustment at any time. If JHVLICO is currently offering a Guarantee Period of a given duration, the Current Rate for that duration will be the same as JHVLICO's basic Guarantee Rates that are then in effect for that duration. For any durations as to which Guarantee Periods are not then being offered, the Current Rate will be established by JHVLICO on a basis consistent with the Current Rates for the Guarantee Periods that are being offered.

  Subject to the discussion in the foregoing paragraphs, JHVLICO will determine Current Rates and Guarantee Rates periodically at its sole discretion. JHVLICO has no specific formula for determining the rate of interest that it will declare as future Current Rates or future Guarantee Rates. The determination of Current Rates and Guarantee Rates will reflect interest rates available on the types of debt instruments in which JHVLICO intends to invest the proceeds attributable to the Contracts. (See "Investments", page 12.) In addition, JHVLICO's management may also consider various other factors in determining Current Rates and Guarantee Rates for a given period, including regulatory and tax requirements, sales commissions and administrative expenses, general economic trends, and competitive factors. JHVLICO's management will make the final determination as to Current and Guarantee Rates to be declared. JHVLICO cannot predict nor guarantee future Current Rates or future Guarantee Rates.

 Guarantee Period Exchange Option

  Once each Contract Year, the Participant may elect In Writing, from those Guarantee Periods currently offered, a new Guarantee Period of a different duration, provided that the Accumulated Value after such election is at least $4,000. A Market Value Adjustment will be applied to the current Accumulated Value at the time of transfer. There will be no early withdrawal charge for this transfer. However, early withdrawal charges will continue to be measured from the Date of Issue of the original Contract. JHVLICO reserves the right to charge a contract fee of up to $50 for such transfers, but JHVLICO does not impose a contract fee as of the date of this Prospectus.

 Surrenders and Withdrawals

  General

  Surrenders may be made under a Contract at any time. In the case of all surrenders that exceed the Free Withdrawal Value, (except surrenders requested at the end of a Guarantee Period), the Participant will receive the Accumulated Value to date reduced by any applicable early withdrawal charge and adjusted by any applicable Market Value Adjustment.

  Withdrawals may only be made if the withdrawal is at least $500 and the remaining Accumulated Value after the withdrawal has been deducted is at least $4,000. However, a Free Withdrawal Value less than $500 may be withdrawn, but only in its entirety.

  For all withdrawals in excess of the Free Withdrawal Value, except withdrawals requested at the end of a Guarantee Period, the Participant will receive the withdrawal amount requested reduced by any applicable early withdrawal charge and adjusted by any applicable Market Value Adjustment.

  No early withdrawal charges or Market Value Adjustments are applied to surrenders or withdrawals requested at the end of a Guarantee Period if JHVLICO receives the request In Writing within the 30 days preceding such date. The effective date of any withdrawal or surrender, other than one requested at the end of the Guarantee Period, is the date of receipt of the request In Writing for such surrender or withdrawal.

  Any withdrawal or surrender may be subject to tax (See "Federal Income Taxes," page 14) and any unpaid premium taxes.

  JHVLICO will, upon request, inform the Participant of the amount payable upon a surrender or withdrawal.

  Early Withdrawal Charge

  No deduction for a sales charge is made from the premium payment when received. An early withdrawal charge, however, may be deducted from withdrawals or surrenders, in excess of the Free Withdrawal Value, made before the end of the seventh Contract Year. The amount of any early withdrawal charge is computed as a percentage of the amount withdrawn or surrendered prior to the deduction of any other applicable charges or deductions. The chart below indicates the percentage charge applied during the specified Contract Year:

                         YEARS FROM DATE OF ISSUE                     EARLY
                          TO DATE OF WITHDRAWAL                     WITHDRAWAL
                               OR SURRENDER                          CHARGES
                         ------------------------                   ----------
       7 or more................................................... No Charge
       6 but less than 7...........................................     1%
       5 but less than 6...........................................     2%
       4 but less than 5...........................................     3%
       3 but less than 4...........................................     4%
       2 but less than 3...........................................     5%
       1 but less than 2...........................................     6%
       less than 1 year............................................     7%

  No early withdrawal charge will be made for surrenders or withdrawals after Contract Year 7, surrenders or withdrawals effective at the end of a Guarantee Period, or any Free Withdrawal Value. For purposes of the Free Withdrawal Value, withdrawals will be deemed to be taken first from the Free Withdrawal Value, then from the remaining Accumulated Value.

 Market Value Adjustment

  The amount payable on withdrawals or surrenders may be adjusted up or down by the application of the Market Value Adjustment. Where applicable, the Market Value Adjustment is applied to the amount withdrawn or surrendered, net of any early withdrawal charge or other charges or deductions. The Market Value Adjustment will not be applied to any Free Withdrawal Value. For this purpose, withdrawals will be deemed to be taken first from the Free Withdrawal Value, then from the remaining Accumulated Value.

  In the case of either a withdrawal or surrender, any Market Value Adjustment that is applicable will reflect the relationship between the Current Rate for the duration remaining in the Guarantee Period at the time the withdrawal or surrender is requested, and the Guarantee Rate then applicable to the Contract.

  If the Guarantee Rate is higher than the applicable Current Rate, the Market Value Adjustment, if applicable, will generally result in a higher payment upon surrender or withdrawal.

  If the Guarantee Rate is lower than the applicable Current Rate, then the Market Value Adjustment, if applicable, will result in a lower payment upon surrender or withdrawal.

  For example, assume a Participant purchases a Contract and selects an initial Guarantee Period of 7 years and the Guarantee Rate in effect for that duration is 6% per annum. Assume at the end of 2 years the Participant makes a withdrawal. If the 5 year Current Rate is then 5%, the amount payable upon withdrawal will increase after the application of the Market Value Adjustment. On the other hand, if such Current Rate is higher than the Guarantee Rate, for example, 7%, the application of the Market Value Adjustment will cause a decrease in the amount payable to the Participant upon this withdrawal.

  Since Current Rates are based in part upon the investment yields available to JHVLICO (see "Investments" page 12), the effect of the Market Value Adjustment will be closely related to the levels of such yields. It is possible, therefore, that, should such yields increase significantly from the time the Contract is purchased and should the early withdrawal charges be taken, the amount received upon a surrender of the Contract could be less than the original premium payment.

  The formula for calculating the Market Value Adjustment is set forth in Appendix A to this Prospectus, which also contains an additional illustration of the application of the Market Value Adjustment.

 Systematic Withdrawals

  The Participant may elect In Writing to participate in a systematic withdrawal plan, which enables the Participant to pre-authorize a periodic exercise of the contractual withdrawal rights described above. Participants entering into such a plan instruct JHVLICO to withdraw a percentage or a level dollar amount up to the Free Withdrawal Value from the total Accumulated Value of the Contract on a monthly, quarterly, semi-annual, or annual basis. JHVLICO reserves the right to modify the eligibility rules or other terms and conditions of this program at any time, without advance notice. In addition, JHVLICO reserves the right to terminate the program at any time with appropriate notice to the Participant. The total systematic withdrawal in a Contract Year is limited to 10% of the Accumulated Value of the Contract as of the beginning of the Contract Year. The minimum withdrawal is $100. Systematic withdrawals may be subject to the early withdrawal charge or Market Value Adjustment described above. The systematic withdrawal plan will terminate upon cancellation In Writing by the Participant or in the event that the payment of the amount withdrawn will reduce the Accumulated Value of the Contract to less than $4,000, or the minimum withdrawal amount drops below $100. There may be adverse tax consequences associated with the systematic withdrawal plan. (See "Federal Income Taxes," page 14.)

 Premium Taxes

  Several states and local governments impose a premium or similar tax on annuities. Currently, such taxes range up to 5% of the Accumulated Value applied to an Annuity Option. Ordinarily, any state-imposed premium or similar tax will be deducted from the Accumulated Value of the Contract only at the time of annuitization.

  For Contracts issued in South Dakota, however, JHVLICO pays a tax on the premium payment at the time it is made. At the time of annuitization, death, surrender, or withdrawal, JHVLICO will deduct a charge for these taxes from the Accumulated Value of the Contract or the amount withdrawn or surrendered. Such a charge is equal to the applicable premium tax percentage times the amount of Accumulated Value that is applied to an Annuity Option, surrendered, withdrawn, or remaining at death.

 Death Benefit

  Upon the death of the Annuitant or the Participant before the Date of Maturity, the Death Benefit will be payable to the Beneficiary as determined under the Contract provisions. With regard to Joint Participants, at the first death of a Joint Participant prior to the Date of Maturity, the Death Benefit will be paid to the surviving Participant as Beneficiary notwithstanding that the designated Beneficiary may be different. The Death Benefit is calculated as of the date of death. The Death Benefit will equal the Accumulated Value. No early withdrawal charge or Market Value Adjustment will be imposed, and JHVLICO will pay interest from the date of death to the date of payment as provided in the Contract.

  The Death Benefit may be taken in one sum, to be paid within six months after the date JHVLICO receives due proof of death, or under any of the Annuity Options available under the Contract, provided, however, that if any Participant dies prior to the Date of Maturity, any Annuity Option elected must provide that any amount payable as a Death Benefit will be distributed within 5 years of the date of death, or, if the benefit is payable over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary, such distribution must commence within one year of the date of death. Payment will be made in a single sum in any event if the Death Benefit is less than $5000 or if each periodic payment under the Annuity Option chosen would be less than $50. Notwithstanding the foregoing, in the event of the Participant's death where the designated Beneficiary is the spouse of the Participant and the Annuitant is living, such spouse may elect, in lieu of receiving the Death Benefit, to continue the Contract as the Participant. This does not, however, alter the requirement for an IRA that distributions must begin no later than April 1 of the year following the year in which the deceased Participant would have attained age 70 1/2.

 Payment Upon Surrender

  JHVLICO may defer payment of any surrender for a period not exceeding 6 months from date of its receipt of a request for surrender. Only under highly unusual circumstances will a surrender payment be deferred more than 30 days, and if payment is deferred for more than 30 days, JHVLICO will pay interest on the Surrender Value at a rate equal to the greater of the rate required by state law and the rate declared by JHVLICO. While all circumstances under which JHVLICO could defer payment upon surrender may not be foreseeable at this time, such circumstances could include, for example, a time of an unusually high surrender rate among Participants, accompanied by a radical shift in interest rates. If payment is withheld for more than 30 days, the

Participant will be notified in writing. JHVLICO will not, however, defer payment for more than 30 days for any surrender which is to be effective at the end of any Guarantee Period.

ANNUITY PERIOD

 Date of Maturity and Form of Annuity

  The Participant may elect, In Writing within the 30 days prior to the Date of Maturity, to have all or a portion of the Surrender Value paid in a lump sum on the Date of Maturity. Alternatively, or with respect to any portion of the Surrender Value not paid in a lump sum, the Participant may elect, In Writing at least 30 days prior to the Date of Maturity, to have the Accumulated Value with a Market Value Adjustment (less applicable premium taxes, if any) applied on the Date of Maturity under any of the Annuity Options described below.

  If the Participant has not duly elected an Annuity Option or lump sum distribution as of the Date of Maturity, the Date of Maturity will be disregarded and subsequent Guarantee Periods will continue to be provided until (a) no subsequent Guarantee Period is available that would not extend beyond the Annuitant's 85th birthday (or later Date of Maturity that JHVLICO has approved), at which time a lump sum payment or Annuity Option will be provided as described under "Guarantee Periods," page 5, or (b) the Participant duly elects another Date of Maturity and duly elects a lump sum distribution or the commencement of an Annuity Option as of that Date of Maturity.

  Each Contract will provide at the time of its issuance for a Life Annuity with Ten Years Certain. Under this form of annuity, annuity payments are made monthly to the Annuitant for life and, if the Annuitant dies within ten years after the Date of Maturity of the Contract, the payments remaining in the ten-year period will be made to the contingent payee, subject to the terms of any supplementary agreement issued. (NOTE: The terminology used in a supplementary agreement may differ from that used in a Contract. For example, in a supplementary agreement, the term "payee" may be used to refer to the Annuitant or to some other person named by the Participant to receive payments under the supplementary agreement in the event of the Annuitant's death, and the term "contingent payee" may be used to refer to the beneficiary.) A different form of annuity may be elected by the Participant, as described in "Annuity Options," prior to the Date of Maturity of the Contract. Once annuity payments have begun, the form of annuity cannot be changed and the annuity benefits cannot be surrendered for the purpose of receiving a lump sum benefit in lieu thereof.

  Each Participant selects a provisional Date of Maturity at the time of application for a Contract. The provisional Date of Maturity may be no earlier than six months after the date the premium payment is credited to the Contract. The provisional Date of Maturity is stated in the Contract. The Participant may subsequently elect a different Date of Maturity which may not exceed age 85, absent JHVLICO's approval, or be earlier than six months after the date the premium payment is credited to the Contract. The election for a different Date of Maturity must be made In Writing before the provisional Date of Maturity and at least 31 days prior to the Date of Maturity. If a Date of Maturity different from the provisional Date of Maturity is not elected by the Participant, the provisional Date of Maturity shall be the Date of Maturity of the Contract. If, however, a Guarantee Period becomes effective that causes the Contract to continue beyond the provisional Date of Maturity, then the provisional Date of Maturity becomes the Annuitant's 85th birthday. Additional requirements apply to the timing of distributions under IRAs. (See "Contracts Purchased Under Rollover Individual Retirement Annuity (IRA) Plans," page 15.)

 Annuity Options

  The Participant may elect an Annuity Option during the lifetime of the Annuitant In Writing at least 30 days prior to the Date of Maturity of the Contract. If no option is selected, Option A with Ten Years Certain will be used. A Beneficiary entitled to payment of a Death Benefit in a single sum may, if no election has been made by the Participant prior to the Participant's or Annuitant's death, elect an Annuity Option In Writing prior to the date the proceeds become payable. No option may be elected if the Accumulated Value of the Contract to be applied is less than $5000 or the periodic payment would be less than $50, in which case, JHVLICO will make a lump sum distribution of the Surrender Value or, upon the death of an Annuitant or Participant, the amount of any Death Benefit. Among the options available are the following two basic Annuity Options.

  Option A: Life Annuity with Five, Ten Or Twenty Years Certain

    Monthly payments will be made for a designated period of 5, 10 or 20 years and thereafter as long as the payee lives, with the guarantee that if the payee dies prior to the end of the 5, 10 or 20 year period, whichever is applicable, payments will continue for the remainder of the guaranteed period to a contingent payee, subject to the terms of any supplementary agreement issued.

  Option B: Life Annuity Without Refund

    Monthly payments will be made to the payee as long as he lives.

  The Life Annuity with Five Years Certain and the Life Annuity Without Refund are not available without prior approval by JHVLICO for an Annuitant older than age 85.

  The guaranteed minimum monthly annuity payment rates are set forth in the Contract. The actual rates applied will be the greater of these minimum rates and the current rates that JHVLICO has in effect at the time annuity payments begin. Information concerning current rates is available upon request.

 Other Conditions

  JHVLICO reserves the right at its sole discretion to make available to Participants and other payees optional methods of payment in addition to the Annuity Options described in this Prospectus and the applicable Contract.

  If the Participant dies on or after the Date of Maturity, any remaining interest in the Contract will be paid at least as rapidly as under the method of distribution in effect at the time of death.

  Federal income tax requirements currently applicable to individual retirement annuity plans provide that the period of years guaranteed under Option A cannot be any greater than the joint life expectancies of the payee and his or her designated beneficiary.

                                  INVESTMENTS

  Premium payments received under the Contracts and allocated to the Guarantee Periods will be invested by JHVLICO under the laws of Massachusetts. Contract owners have no priority claims on, or participation in the performance of, such assets. All such assets are the property of JHVLICO and are available to meet the guarantees under the Contracts and the general obligations of JHVLICO.

  The assets of JHVLICO will be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, and certain other investments.

  JHVLICO has no specific formula for establishing the Guarantee Rates for the Guarantee Periods. JHVLICO expects the rates to be influenced by, but not necessarily correspond to the yields on the fixed income securities to be acquired with amounts that are allocated to the Guarantee Periods at the time that the Guaranteed Rates are established.

  JHVLICO's current plans are to invest such amounts, according to its detailed investment policy and guidelines, in fixed income obligations, including corporate bonds, mortgages, mortgage-backed and asset-backed securities and government and agency issues having durations in the aggregate consistent with those of the Guarantee Periods. JHVLICO intends to invest proceeds from the Contracts primarily in domestic investment-grade securities. In addition, derivative contracts will be used only for hedging purposes, to reduce the ordinary business risk of Contracts associated with changes in interest rates, and not for speculating on future changes in the financial markets.

               PARTICIPANT AND BENEFICIARY RIGHTS AND PRIVILEGES

  The Participant has the sole and absolute power to exercise all rights and privileges under the Contract, except as otherwise provided by the Contract or by notice of the Participant In Writing. The Participant and the Beneficiary are designated in the application or order for a Contract and may be changed by the Participant, by notice In Writing, subject to the rights of any assignee of record, any action taken prior to receipt of the notice, and certain other conditions. The change will take effect when the notice is signed, if JHVLICO acknowledges receipt of such notice. While the Annuitant is alive, the Participant may be changed by notice In Writing. The Beneficiary may be changed by notice In Writing no later than receipt of due proof of the death of the Annuitant. The change will take effect whether or not the Participant or Annuitant is then alive.

  The Contracts (other than IRAs) may be assigned at any time before the Date of Maturity and for any purpose other than as collateral or security for a loan. JHVLICO will not be bound by an assignment unless and until notice of such assignment In Writing is received. JHVLICO assumes no responsibility for the validity or effect of any assignment. In some cases, an assignment or change of Participant may have adverse tax consequences. An IRA may not be assigned. The Participant should consult a tax adviser regarding the consequences of an assignment.

                          AMENDMENT OF THE CONTRACTS

  JHVLICO reserves the right to amend the Contracts to meet the requirements of applicable state or federal laws or regulations. JHVLICO will notify the Participant in writing of any such amendments.

                         DISTRIBUTION OF THE CONTRACTS

  John Hancock Distributors, Inc. ("Distributors") a wholly-owned subsidiary of John Hancock Mutual Life Insurance Company located at 197 Clarendon Street, Boston, MA 02117 is registered as a broker-dealer with the Commission under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. Distributors acts as underwriter and distributor of the Contracts, pursuant to a distribution agreement it has entered into with JHVLICO.

  In turn, Distributors and JHVLICO have entered into agreements to distribute the Contracts (the "Distribution Agreements") with broker-dealers as well as certain financial institutions whose representatives are authorized by applicable law to sell annuity products. Pursuant to the Distribution Agreements, Distributors or JHVLICO will pay compensation to such broker-dealers and institutions with respect to each Contract that is issued, based on the dollar amount applied to that Contract. Generally, the total commissions so paid will be at a higher rate if that amount is applied for a longer duration than for a shorter one. The maximum rate of such total commissions is generally 7%. In some cases, additional compensation may be paid by Distributors and JHVLICO at times subsequent to the Contacts' issuance. The Distribution Agreements require that compensation paid with respect to Contracts that are cancelled or surrendered within one year after the Date of Issue must be refunded to Distributors or JHVLICO. Broker-dealers and financial institutions engaged in the offer and sale of the Contracts are solely responsible for the compensation of their representatives engaged in those activities.

                             FEDERAL INCOME TAXES

JHVLICO

  JHVLICO is taxed as a life insurance company under the Internal Revenue Code of 1986 (the "Code"). The assets underlying the Contracts will be owned by JHVLICO. The income earned on such assets will be JHVLICO's income.

  JHVLICO assumes no responsibility for determining whether a particular individual retirement annuity plan satisfies the applicable requirements of the Code or whether a particular Participant is eligible for such a plan.

THE PARTICIPANT OR OTHER PAYEE

  The Contracts are considered annuity contracts under Section 72 of the Code. Currently no Federal income tax is payable on increases in the value of the Contract until payments are made to the Participant or other payee under such Contract. However, a Contract owned other than by a natural person is not generally an annuity for tax purposes and any increase in value thereunder is taxable as ordinary income as accrued.

  When payments under a Contract are made in the form of an annuity, the amount of each payment is taxed to the Participant or other payee as ordinary income to the extent that such payment exceeds that portion of the Participant's "investment in the contract" (as defined in the Code) allocated to that payment. In general, the Participant's "investment in the contract" is the aggregate amount of premium payments made by him or her reduced by any amounts previously distributed under the Contract that were not previously subject to tax. The portion of each annuity payment to be excluded from income is determined by dividing the "investment in the contract," adjusted by any refund feature, by the amount of "expected return" during the time that periodic payments are to be made, and then multiplying by the "amount of the payment." The balance of the payment is taxable. After the entire "investment in the contract" has been distributed, any remaining payment is fully taxable. For purposes of determining the amount of taxable income resulting from distributions, all Contracts and other annuity contracts issued by JHVLICO or its affiliates to the Participant within the same calendar year will be treated as if they were a single Contract.

  When a payment under a Contract is made in a single sum, the amount of the payment is taxed as ordinary income to the Participant or other payee to the extent it exceeds the Participant's "investment in the contract."

WITHDRAWALS BEFORE ANNUITY STARTING DATE

  When a payment under a Contract, including a payment under a systematic withdrawal plan, is less than the amount that would be paid upon the Contract's surrender and such payment is made prior to the commencement of annuity payments under the Contract, part or all of the payment (the withdrawal) may be taxed to the Participant or other payee as ordinary income. On the date of the withdrawal, if the cash value of the Contract is greater than the investment in the Contract, any part of such excess value so withdrawn is subject to tax as ordinary income.

  If an individual assigns or pledges any part of the value of a Contract, the value so pledged or assigned is taxed as ordinary income to the same extent as a withdrawal.

PENALTY FOR PREMATURE WITHDRAWALS

  In addition to being included in ordinary income, the taxable portion of any withdrawal may be subject to a 10% penalty tax. The penalty tax does not apply to, among other things, payments made to the Participant or other payee after the Participant attains age 59 1/2, or on account of the Participant's death or disability. If the withdrawal is made in substantially equal periodic payments over the life of the Annuitant or other payee or over the joint lives of the Annuitant and the Annuitant's beneficiary the penalty will also not apply.

CONTRACTS PURCHASED UNDER ROLLOVER INDIVIDUAL RETIREMENT ANNUITY (IRA) PLANS

  No deduction is allowed for purchase payments made in or after the taxable year in which the Participant has attained the age of 70 1/2 years nor is a deduction allowed for a "rollover contribution" as defined in the Code.

  When payments under a Contract are made in the form of an annuity, or in a single sum such as on surrender of the Contract or by withdrawal, the payment is taxed as ordinary income.

  IRS required minimum distributions must begin no later than April 1 of the year following the year in which the Participant attains age 70 1/2. The Participant may incur adverse tax consequences if a distribution on surrender of the Contract or by withdrawal is made prior to his attaining age 59 1/2, except in the event of his or her death or total disability.

 Withholding on Eligible Rollover Distributions

  Recent legislation requires 20% withholding on certain distributions from tax qualified plans. A Participant wishing to rollover his entire distribution should have it paid directly to the successor plan. Otherwise, the Participant's distribution will be reduced by the 20% mandatory income tax. Consult a qualified tax adviser before taking such a distribution.

WITHHOLDING OF TAXES

  JHVLICO is obligated to withhold taxes from certain payments unless the recipient elects otherwise. The withholding rate varies depending upon the nature and the amount of the distribution. JHVLICO will notify the Participant or other payee in advance of the first payment of his or her right to elect out of withholding and furnish a form on which the election may be made. Any election must be received by JHVLICO in advance of the payment in order to avoid withholding.

CERTAIN EXCHANGES

  Section 1035 of the Code provides generally that no gain or loss will be recognized under the exchange of a life insurance or annuity contract for an annuity contract. Thus, a properly completed exchange from one of these types of products into a Contract pursuant to the special annuity contract exchange form JHVLICO provides for this purpose is not generally a taxable event under the Code, and the Participant's investment in the Contract will be the same as his or her investment in the exchanged product.

  Because of the complexity of these and other tax aspects in connection with an exchange, a tax adviser should be consulted before any exchange is made.

SEE YOUR OWN TAX ADVISER

  The above description of Federal income tax consequences of owning a Contract and of the individual retirement plans which may be funded by the Contracts is only a brief summary and is not intended as tax advice. Nor does it include a discussion of Federal estate and gift tax or state tax consequences. Tax laws and regulations are subject to change, and changes may be retroactive. The rules governing the provisions of tax qualified plans are extremely complex and often difficult to understand. Anything less than full compliance with the applicable rules, all of which are subject to change from time to time, can have adverse tax consequences. For example, premature withdrawals are generally subject to a 10% penalty tax. The taxation of an Annuitant or other payee has become so complex and confusing that great care must be taken to avoid adverse tax consequences. For further information a prospective purchaser should consult a qualified tax adviser.

                                  THE COMPANY

BUSINESS OF JHVLICO

  JHVLICO was organized under the laws of the Commonwealth of Massachusetts in 1979 and commenced insurance operations in 1980. It is a wholly-owned subsidiary of John Hancock Mutual Life Insurance Company ("JHMLICO" or "John Hancock"), a mutual life insurance company organized under the laws of the Commonwealth of Massachusetts in 1862.

  JHVLICO is principally engaged in the writing of variable and universal life insurance policies. JHVLICO's policies are primarily marketed through JHMLICO's sales organization, which includes a proprietary sales force employed at JHMLICO's own agencies and a network of independent general agencies. Policies also are sold through various unaffiliated securities broker-dealers and certain financial institutions with which JHMLICO and JHVLICO have sales agreements. Currently, JHVLICO writes business in all states except New York. At December 31, 1996, JHVLICO had $45.0 billion of life insurance in force.

  In 1993, JHVLICO acquired Colonial Penn Annuity and Life Insurance Company and changed the latter company's name to John Hancock Life Insurance Company of America. The subsidiary's principal business activity at December 31, 1996, is the run-off of a block of single premium whole life insurance. For additional discussion of this acquisition, see Note 3 of Notes to Financial Statements.

SELECTED FINANCIAL DATA

  The following financial data for JHVLICO and its subsidiary should be read in conjunction with the financial statements and notes thereto, included elsewhere in this Prospectus. The results for past accounting periods are not necessarily indicative of the results to be expected in the future. The selected financial data and financial statements have been prepared on the basis of accounting practices prescribed or permitted by the Commonwealth of Massachusetts Division of Insurance and in conformity with the practices of the National Association of Insurance Commissioners ("NAIC") ("statutory accounting practices"). See Note 1--Nature of Operations and Significant Accounting Practices page F-6, for additional discussion.

  The information presented below should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and other information included elsewhere in this prospectus.

                                            YEAR ENDED AND AT DECEMBER 31
                                         --------------------------------------
                                           1996     1995   1994   1993    1992
                                         --------  ------ ------ ------  ------
                                                    (IN MILLIONS)
SELECTED FINANCIAL DATA
INCOME STATEMENT DATA
  Premiums.............................. $  820.6  $570.9 $430.5 $398.8  $416.4
  Net investment income.................     76.1    62.1   57.6   61.3    62.0
  Other income, net.....................    406.0    85.7   95.5   (4.0)   (3.9)
    TOTAL REVENUES......................  1,302.7   718.7  583.6  456.1   474.5
  Total benefits and expenses...........  1,227.3   659.2  556.0  456.6   440.8
  Income tax expense....................     38.6    28.4   15.0    6.5    20.5
  Net realized capital gains (losses)...     (1.5)    0.5    0.4   (2.6)   (1.4)
  Net gain (loss).......................     35.3    31.6   13.0   (9.6)   11.8
BALANCE SHEET DATA
  Total assets..........................    4,568   3,446  2,627  2,379   2,348
  Total obligations.....................    4,285   3,197  2,409  2,176   2,108
  Total stockholder's equity............      283     249    218    203     240

---------
* On October 1, 1993, JHVLICO entered into an assumption reinsurance agreement with JHMLICO to cede a block of variable life, universal life and flexible variable life insurance policies to JHMLICO representing substantially all of such policies written by JHVLICO in the State of New York. In connection with this agreement, general account assets consisting of bonds, mortgage loans, policy loans, cash, investment income due and accrued and deferred and uncollected premiums totaling $72.2 million were transferred by JHVLICO to JHMLICO, along with policy reserves, unearned premiums and dividend liabilities totaling $47.7 million and surplus totaling $24.5 million. Separate account assets consisting of common stock and policy loans totaling $200.8 million were transferred to John Hancock's separate accounts along with $200.8 million in separate account policyholder obligations.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 Financial Condition

  As of December 31, 1996, total assets grew by 32.5% to $4,567.8 million, from $3,446.3 million at December 31, 1995. This increase is principally due to the growth in the separate accounts where assets increased by 35.9% during 1996 from $2,421.0 million at December 31, 1995, to $3,290.5 million at December 31, 1996. Total obligations grew by 34.0% to $4,284.7 million from $3,197.6 million at December 31, 1995. As with assets, most of this growth was in the separate accounts, which grew by 35.9% during 1996, from $2,417.0 million at December 31, 1995, to $3,285.8 million at December 31, 1996. Separate account assets and liabilities consist primarily of the fund balances associated with variable life and annuity business. The asset holdings include fixed income, equity growth, total return real estate, and global mutual funds, with liabilities representing amounts due to policyholders. Total stockholder's equity grew by 13.8% from $248.7 million at December 31, 1995, to $283.1 million at December 31, 1996.

  As of December 31, 1995, total assets grew by 31.2%, to $3,446.3 million, from $2,626.9 million at December 31, 1994. Much of this growth was also attributable to an increase in separate account assets, which grew by 40.7% during 1995, from $1,721.0 million at December 31, 1994, to $2,421.0 million at December 31, 1995. Total obligations grew by 32.7% during 1995, from $2,409.0 million at December 31, 1994, to $3,197.6 million at December 31, 1995. As with assets, most of this growth was in separate accounts, which grew by 40.7% during 1995, from $1,717.7 million at December 31, 1994, to $2,417.0 million at December 31, 1995. Total stockholder's equity grew by 14.1%, from $217.9 million at December 31, 1994, to $248.7 million, at December 31, 1995.

 Investments

  The Company continues to address industry wide issues of asset quality and liquidity that have emerged in recent years. JHVLICO's bond portfolio is highly diversified. It maintains diversity by geographic region, industry group, and limiting the size of individual investments relative to the total portfolio. In 1996, 1995, and 1994, the Company invested new money predominantly in long-term investment grade corporate bonds as a means of lowering the relative proportion of assets invested in commercial mortgages. As a result, the Company's holdings in investment (NAIC SVO classes 1 and 2) and medium (NAIC SVO class 3) grade bonds are 90.5% and 7.2%, respectively, of total general account bonds at December 31, 1996. The corresponding percentages at December 31, 1995 were 90.1% and 6.7%, respectively. Most of the medium grade bonds are private placements that provide long-term financing for medium size companies. These bonds typically are protected by individually negotiated financial covenants and/or collateral. At December 31, 1996, the balance (NAIC SVO classes 4, 5, and 6) of 2.3% of total general account bonds consists of lower grade bonds and bonds in default. Bonds in default represent 0.7% of total general account bonds.

  Management believes the Company's commercial mortgage lending philosophy and practices are sound. The Company generally makes mortgage loans against properties with proven track records and high occupancy levels, and typically does not make construction or condominium loans nor lend more than 75% of the property's value at the time of the loan. To assist in the management of its mortgage loans, the Company uses a computer based mortgage risk analysis system.

  The Company has outstanding commitments to purchase long-term bonds and issue real estate mortgages totaling $42.1 million and $33.5 million, respectively at December 31, 1996. The corresponding amounts at December 31, 1995 were $16.6 million and $5.4 million, respectively. The Company monitors the creditworthiness of borrowers under these commitments and requires collateral as deemed necessary. The majority of these commitments expire in 1997.

 Reserves and Obligations

  The Company's obligations principally consist of aggregate reserves for life policies and contracts of $877.8 million in the general account and obligations of $3,285.8 million in the separate accounts at December 31, 1996. The corresponding amounts at December 31, 1995 were $612.3 million and $2,417.0 million, respectively. These liabilities are computed in accordance with commonly accepted actuarial standards and are based on actuarial assumptions which are in accordance with, or more conservative than, those called for in state regulations. All reserves meet the requirements of the insurance laws of the Commonwealth of Massachusetts. Intensive asset adequacy testing was performed in 1996 for the vast majority of reserves. As a result of that testing, no additional reserves were established. Adequacy testing is done annually and generally performed in the fourth quarter.

  The Company's investment reserves include the Asset Valuation Reserve ("AVR") required by the NAIC and state insurance regulatory authorities. The AVR is included in the Company's obligations. At December 31, 1996, the AVR was $16.6 million, compared to $15.4 million at December 31, 1995 and $12.6 million at December 31, 1994. The AVR contained voluntary contributions of $0.0 in 1996, $2.8 million in 1995, $1.1 million in 1994, and $1.7 million in 1993. Management believes the Company's level of reserve is adequate and is made more conservative by the voluntary contributions.

  The AVR was established to stabilize statutory surplus from non-interest related fluctuations in the market value of bonds, stocks, mortgage loans, real estate and other invested assets. The AVR generally captures realized and unrealized capital gains or losses on such assets, other than those resulting from changes in interest rates. Each year, the amount of an insurer's AVR will fluctuate as capital gains or losses are absorbed by the reserve. To adjust for such changes over time, an annual contribution must be made to the AVR equal to 20% of the difference between the maximum AVR (as determined annually according to the type and quality of an insurer's assets) and the actual AVR. The AVR provisions permitted a phase-in period whereby the required contribution was 10% in 1992, 15% in 1993, and the full 20% factor thereafter.

  Such contributions may result in a slower rate of growth of, or a reduction to, surplus. Changes in the AVR are accounted for as direct increases or decreases in surplus. The impact of the AVR on the surplus position of John Hancock in the future will depend in part on the composition of the Company's investment portfolio.

  The Interest Maintenance Reserve ("IMR") captures realized capital gains and losses (net of taxes) on fixed income investments (primarily bonds and mortgage loans) resulting from changes in interest rate levels. These amounts are not reflected in the Company's capital account and are amortized into net investment income over the estimated remaining lives of the investments disposed. At December 31, 1996, December 31, 1995 and December 31, 1994, the balance of the IMR was $5.9 million, $6.9 million and $7.1 million, respectively. The IMR provisions permitted a phase-in period so that in 1992, 50% of realized capital gains and losses on United States government securities were recognized in net income and were not captured by the IMR. In 1993, the provisions allowed 25% of these capital gains and losses to flow to net income with the remainder being captured in the IMR. In 1996, 1995 and 1994, all capital gains and losses on United States government securities were captured by the IMR. The impact of the IMR on the surplus of the Company depends upon the amount of future interest related capital gains and losses on fixed income investments.

 Results of Operations

  1996 compared to 1995

  Net gain from operations was $36.8 million in 1996, $5.7 million higher than for 1995. Operating gain was positively impacted by the effects of a modified coinsurance agreement between JHVLICO and John Hancock entered into during 1996. Under the agreement, John Hancock reinsured 50 percent of the 1995 and 1996 issues of retail annuity contracts ("Independence Preferred" and "Declaration"). The 1996 increase in operating gain attributable to this reinsurance agreement was $15.1 million.

  Operating gain was relatively stable even with the sale of the new variable annuity product which was introduced in early 1995 and the new corporate-owned life insurance product introduced in 1996. Premium income was offset by credits to contractholders' accounts in the form of reserve increases. The gain was further impacted by the first year commission charged on new products.

  Total revenues increased by 81.3%, or $584.0 million to $1,302.7 million during 1996 from 1995. Premiums, net of premium ceded to reinsurers, increased by 43.7% or $249.7 million. Of this increase, $255.0 million was due to the sale of corporate-owned life insurance. Net investment income increased by 22.5% or $14.0 million to $76.1 million during 1996 due largely to a 39.0%, or $16.4 million increase in gross income on long-term bonds. The increase on long-term bond income was the result of an increased asset base. Other income increased by $320.3 million which was primarily attributable to the increase in commission and expense allowances and reserve adjustments on reinsurance ceded.

  Total benefits and expenses increased by 86.2% or $568.1 million to $1,227.3 million during 1996 as compared to 1995. Benefit payments and additions to reserves increased by 107.0% or $530.4 million to $1,026.2 million. Insurance expenses increased by 22.0% or $33.1 million, to $183.8 million. The increase was attributable largely to commission expense resulting from the sale of new business.

  1995 Compared to 1994

  Net gain from operations was $31.1 million in 1995, $18.5 million higher than 1994. Operating gain was positively impacted by the effects of a modified coinsurance reinsurance agreement between John Hancock and the Company entered into during 1994. Under the agreement, John Hancock reinsured 50% of the 1995 and 1994 sales of the Company's flexible premium and scheduled premium variable life insurance policies. The 1995 increase in operating gain attributable to this reinsurance agreement was $20.3 million. The increase was partially offset by acquisition expenses of new sales and an increase in the federal income tax expense.

  Total revenues increased by 23.1%, or $135.1 million to $718.7 million, during 1995. Premiums increased by 32.6% or $140.4 million during 1995. This increase was primarily due to the sale of a new variable annuity product.

  Total benefits and expenses increased by 18.6%, or $103.2 million to $659.2 million during 1995. Benefit payments and additions to reserves increased by 33.0%, or $123.0 million to $495.8 million. This increase was partially offset by a decrease of $18.2 million in insurance expenses.

  1994 Compared to 1993

  Net gain from operations was $12.6 million in 1994, $19.6 million higher than the net loss of $7.0 million in 1993. This increase in operating gain was primarily attributable to the effects of the modified coinsurance reinsurance agreement between John Hancock and the Company which was previously described. The 1994 increase in net operating gain attributable to this reinsurance agreement was $26.9 million.

  Total revenues increased by 28.0%, or $127.5 million, to $583.6 million, during 1994. Premiums increased by 7.9%, or $31.7 million, to $430.5 million during 1994, reflecting growth in premium revenues from the universal life insurance line, as well as the introduction in late 1993 and 1994 of three new products: the Medallion variable universal product, a variable COLI product, and a variable survivorship product. Net investment income decreased by 6.0%, or $3.7 million to $57.6 million, during 1994, due largely to a 16.8%, or $3.3 million decrease in gross income on mortgages and real estate, which contributed to an overall decrease of 4.9%, or $3.2 million, in gross investment income. Net investment income was further dampened in 1994 by a 17.2%, or $0.5 million, increase in investment expenses. Other income improved by $99.5 million during 1994, primarily due to the increase in commission and expense allowances and reserve adjustments on reinsurance ceded, as described above.

  Total benefits and expenses increased by 21.8%, or $99.4 million, to $556.0 million, during 1994. Benefit payments and additions to reserves increased by 23.3%, or $70.5 million, to $372.8 million, during 1994. The increase was primarily due to $73.8 million or 66.2% increase in additions to reserves, most of which occurred in both the universal life and flexible variable life insurance lines, offset by a 1.7% or $3.3 million decrease in benefit payments. Insurance expenses, which included a $3.0 million charge for restructuring during 1994, increased by 19.0%, or $27.4 million, to $171.9 million, during 1994. This growth in expenses was attributable largely to the cost of growth in new business.

 Liquidity and Capital Resources

  The Company's liquidity resources at December 31, 1996, include cash and short-term investments of $31.9 million, public bonds of $263.2 million, and investment grade private placement bonds of $439.7 million. The corresponding amounts at December 31, 1995 were $76.6 million, $206.2 million, and $294.7 million, respectively. In addition, the Company's separate accounts are highly liquid and are available to meet most outflow needs for variable life insurance.

  Management believes the liquidity resources above of $732.3 million as of December 31, 1996, strongly position the Company to meet all its obligations to policyholders and others. Generally, the Company's financing needs are met by means of funds provided by normal operations. As of December 31, 1996 and 1995, the Company had no outstanding borrowings from sources outside its affiliated group.

  Total surplus, or stockholder's equity, including the AVR, is $299.7 million as of December 31, 1996, compared to $264.1 million as of December 31, 1995, and $230.5 million as of December 31, 1994. The current statutory accounting treatment of deferred acquisition cost ("DAC") taxes results in an understatement of the Company's surplus, which will persist during periods of growth in new business written. These taxes result from federal income tax law that approximates acquisition expenses and then spreads the corresponding tax deduction over a period of years. The result is a DAC tax which is collected immediately and subsequently returned through tax deduction in later years.

  Since it began its operations, the Company has received a total of $381.8 million in capital contributions from John Hancock, of which $377.5 million is credited to paid-in capital and $2.5 million is credited to capital stock as of December 31, 1996. In 1993, $1.8 million of capital was returned to John Hancock. To support the Company's operations, for the indefinite future, John Hancock is committed to make additional capital contributions if necessary to ensure that the Company maintains a positive net worth. The Company's stockholder's equity, net of unassigned deficit, was $283.1 million at December 31, 1996 and $248.7 million at December 31, 1995. For additional discussion of the Company's capitalization, see Note 2 of the Notes to Financial Statements.

  In December 1992, the NAIC approved risk-based capital ("RBC") standards for life insurance companies as well as a Model Act (the "RBC Model Act") to apply such standards at the state level. The RBC Model Act provides that life insurance companies must submit an annual RBC report which compares a company's total adjusted capital (statutory surplus plus AVR, voluntary investment reserves, and one-half the apportioned dividend liability) with its risk-based capital as calculated by an RBC formula, where the formula takes into account the risk characteristics of the company's investments and products. The formula is to be used by insurance regulators as an early warning tool to identify possible weakly capitalized companies for purposes of initiating further regulatory action. The formula is not intended as a means to rank insurers. The RBC Model Act gives state insurance commissioners explicit regulatory authority to require various actions by, or take various actions against, insurance companies whose total adjusted capital does not meet the RBC standards. The RBC Model Act imposes broad confidentiality requirements on those engaged in the insurance business (including insurers, agents, brokers and others) as to the use and publication of RBC data. As of December 31, 1996, the Company's total adjusted capital as defined by the NAIC was well in excess of RBC standards.

 Reinsurance

  To reduce its exposure to large losses under its insurance policies, the Company enters into reinsurance arrangements with its parent, John Hancock, and other non-affiliated insurance companies. For further discussion of the Company's reinsurance arrangements, including business ceded to John Hancock, see Notes 6 and 8 of the Notes to Financial Statements.

 Separate Accounts

  Under applicable state insurance laws, insurers are permitted to establish separate investment accounts in which assets backing certain policies or contracts, including variable life policies and certain individual and group annuity contracts, are held. The investments in each separate investment account (which may be pooled or customer specific) are maintained separately from other separate investment accounts and the general investment account. The investment results of the separate investment account assets are passed through directly to separate investment account policyholders and contractholders, so that an insurer derives certain fees from, but bears no investment risk on, these assets, except the risk on a small number of products that the investment results of the separate account assets will not meet the minimum rate guaranteed on these products. Other than amounts derived from or otherwise attributable to the Company's general investment account, assets of separate investment accounts are not available to fund the liabilities of the general investment account.

COMPETITION

  JHVLICO is engaged in a highly competitive business due to the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are approximately 2,000 stock, mutual, and other types of insurers in the life insurance business in the United States. According to the July 1995, issue of Best's Review Life/Health, JHVLICO ranks 44th in terms of individual direct ordinary life insurance premiums written during 1994. JHVLICO's parent, JHMLICO, ranks 15th.

  Best's Company Report, dated March 17, 1997, affirms JHVLICO's financial stability rating from A.M. Best Company, Inc. of A++, its highest, based on the strength of its parent company and the capital guarantee discussed above. Standard & Poor's Corporation and Duff & Phelps Credit Rating Company have assigned insurance claims-paying ability ratings to JHVLICO of AA+ and AAA, respectively, which place JHVLICO in the second highest and highest categories, respectively, by these rating agencies. Moody's Investors Service, Inc. has assigned JHVLICO a financial strength rating of Aa2, which is its third highest rating.

EMPLOYEES AND FACILITIES

  JHMLICO provides JHVLICO with personnel, property, and facilities for the performance of certain of JHVLICO's corporate functions. JHMLICO annually determines a fee for these services and facilities based on a number of criteria which were revised in 1996, 1995 and 1994 to reflect continuing changes in JHVLICO's operations. The amount of service fee charged to JHVLICO was $111.7 million, $97.9 million, and $117.0 million in 1996, 1995 and 1994, respectively.

  Approximately 1,200 of JHMLICO's field office employees and agents are members of a labor union. The agreement with union employees and agents was ratified in June, 1996.

TRANSACTIONS WITH JHMLICO

  As indicated, property, personnel and facilities are provided, at a service fee, by JHMLICO for purposes of JHVLICO's operations, and the two companies have entered into certain reinsurance arrangements. In addition, JHMLICO has contributed all of JHVLICO's capital, of which $1.8 million of paid-in capital was returned to JHMLICO during 1993. It is expected that arrangements and transactions such as the foregoing will continue in the future to an indeterminate extent. See Notes 2 and 6 of the Notes to Financial Statements.

  JHMLICO receives no additional compensation for its services as underwriter and distributor of the Contracts issued by JHVLICO.

REGULATION

  JHVLICO is subject to extensive state regulatory oversight in jurisdictions in which it does business. This regulatory oversight, increasing scrutiny upon the insurance regulatory framework and proposals to adopt a federal regulatory framework may in the future adversely affect JHVLICO's ability to sustain adequate returns. JHVLICO's business also could be adversely affected by changes in state law relating to asset and reserve valuation requirements, limitations on investments and risk-based capital requirements, and, at the federal level, by laws and regulations that may affect certain aspects of the insurance industry. Assessments also are levied against John Hancock companies as a result of participation in various types of state guaranty associations, state insurance pools for the uninsured or other arrangements.

  Regulators have the discretionary authority, in connection with the continual licensing of JHVLICO, to limit or prohibit new issuances of business to policyholders when, in their judgment, such regulators determine that such insurer is not maintaining minimum statutory surplus or capital or if further transaction of business will be hazardous to its policyholders. JHVLICO does not believe the current or anticipated levels of statutory surplus of JHVLICO or any member of its affiliated group, and the volume of their sales of new life and annuity policies, present a material risk that the amount of new insurance that JHVLICO or any of such insurance affiliates may issue will be limited.

  Although the federal government does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include removal of barriers preventing banks from engaging in the insurance business, limits to medical testing for insurability, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles and proposed legislation to prohibit the use of gender in determining insurance and pension rates and benefits.

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of JHVLICO are as follows:

                                  POSITION                 OTHER BUSINESS
          NAME           AGE    WITH JHVLICO            WITHIN PAST 5 YEARS
          ----           ---    ------------            -------------------
David F. D'Alessandro,
 Director...............  46 Chairman            Senior Executive Vice President,
                                                  Retail Sector, John Hancock
Henry D. Shaw,
 Director...............  63 Vice Chairman &     Senior Vice President, Retail
                              President           Product Management, John Hancock
Robert S. Paster,
 Director...............  45 Vice President      Second Vice President, Direct
                                                  Distribution, John Hancock
Michele G. Van Leer,
 Director...............  39 Vice President      Vice President, Life Product
                                                  Management, John Hancock
Joseph A. Tomlinson,
 Director...............  50 Vice President      Vice President, Annuity and
                                                  Special Products, John Hancock
Robert R. Reitano,
 Director...............  47 Vice President      Vice President, Investment Policy
                                                  & Research, John Hancock
Barbara L. Luddy,
 Director...............  45 Vice President &    Vice President, Financial
                              Actuary             Reporting & Analysis, John
                                                  Hancock
Ronald J. Bocage,
 Director...............  51 Vice President &    Vice President, Equity and
                              Counsel             Pension Law, John Hancock
Thomas J. Lee,
 Director...............  42 Vice President      Vice President, Life Product and
                                                  Systems Management, John Hancock
Daniel L. Ouellette.....  48 Vice President,     Vice President, Retail Marketing,
                              Marketing           John Hancock
Edward P. Dowd..........  54 Vice President,     Senior Vice President, Real
                              Investments         Estate Investment Group, John
                                                  Hancock
Roger G. Nastou.........  54 Vice President,     Vice President, Bond & Corporate
                              Investments         Finance, John Hancock
Laura L. Mangan.........  34 Vice President &    Corporate Secretary, John Hancock
                              Secretary
Patrick F. Smith........  54 Controller          Senior Associate Controller,
                                                  Controller's Department, John
                                                  Hancock
Leonard C. Bassett......  59 Treasurer           Financial Officer, Financial
                                                  Sector Management, John Hancock

EXECUTIVE COMPENSATION

  Executive officers of JHVLICO also serve one or more of the affiliated companies of JHMLICO. Allocations have been made as to each individual's time devoted to his or her duties as an executive officer of JHVLICO. The following table provides information on the allocated compensation paid to the chief executive officer for 1996. There were no executive officers of JHVLICO whose allocated compensation exceeded $100,000 during 1996. Directors of JHVLICO receive no compensation in addition to their compensation as employees of JHMLICO.

                                                                   LONG TERM
                                         ANNUAL COMPENSATION     COMPENSATION
                                        ---------------------- -----------------
   NAME                         TITLE   SALARY   BONUS  OTHER   LTIP   ALL OTHER
   ----                        -------- ------- ------- ------ ------- ---------
David F. D'Alessandro......... Chairman $28,980 $28,285 $3,370 $15,641    $ 0

                            REGISTRATION STATEMENT

  JHVLICO has filed a registration statement (the "Registration Statement") with the Commission under the Securities Act of 1933 relating to the Contracts offered by this Prospectus. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto, and reference is hereby made to such Registration Statement and exhibits for further information relating to JHVLICO and the Contracts. The Registration Statement and the exhibits thereto may be inspected and copied, at the Commission's Washington, D.C., headquarters.

                                    EXPERTS

  The statutory-basis financial statements of JHVLICO at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      APPENDIX A: MARKET VALUE ADJUSTMENT

The Market Value Adjustment (MVA) is equal to A times (B - 1) where

  A is (i) any surrender or withdrawal in excess of the Free Withdrawal
       Value, less (ii) any early withdrawal charge, if applicable; and

  B is the Market Value Adjustment Factor below:

                 n
                 --
  (   1 + g    ) 12
  (------------)
  (1 + c + .005)

  where

    g= The guarantee rate in effect for the current Guarantee Period
       (expressed as a decimal).

    c= The current rate (expressed as a decimal) in effect for durations equal to the number of years remaining in the current Guarantee Period (years rounded up to the nearest whole number). If not available, JHVLICO will declare a rate solely for this purpose that is consistent with rates for durations that are currently available.

    n= The number of complete months from the date of withdrawal to the end of the current Guarantee Period. (Where less than one complete month remains, n will equal 1 unless the withdrawal is made on the last day of the guarantee period, at which time no adjustment will apply.)

EXAMPLES OF THE MARKET VALUE ADJUSTMENT

These examples assume the following:

   Premium:                 $20,000
   Guarantee Period:        7 years
   Guarantee Rate:          6.00%
   Surrender:               2 years and 106 days (3.5 months) after deposit
   Prior Withdrawals:       none

At time of surrender:

   The Accumulated Value         = $20,000 X 1.06 (2 + 106365 )
                                 = $22,855.51
   The Free Withdrawal Value     = (.1) X ($20,000) X 1.06/2/
                                 = $2,247.20
   The early withdrawal charge   = ($22,855.51 - $2,247.20) X (.05)
                                 = $1,030.42
   n, the number of complete
   months from date of
   withdrawal to end of current
   Guarantee Period              = 7 years - (2 years + 3.5) months
                                 = 56 months

EXAMPLE OF A POSITIVE MARKET VALUE ADJUSTMENT:

  Assume that on the date of surrender, the current interest rate for a new Guarantee Period of 5 years (4 years and 8.5 months remaining in the Guarantee Period rounded up to the next full year) is 5%.

                                               n/12
                                 (   1 + g    )
  The MVA factor               = (------------)
                                 (1 + c + .005)

                                           56/12
                                 (  1.06  )
                                 (--------)
                                 (  1.055 )

                            = 1.02231
   The MVA                  = ($22,855.51 - $2,247.20 - $1,030.42) X (1.02231 - 1)
                            = $436.78
   The Surrender Value      = $22,855.51 - $1,030.42 + $436.78
                            = $22,261.87

EXAMPLE OF A NEGATIVE MARKET VALUE ADJUSTMENT:

  Assume that on the date of surrender, the current interest rate for a new Guarantee Period of 5 years is 7%.

                                               n/12
                                 (   1 + g    )
  The MVA factor               = (------------)
                                 (1 + c + .005)

                                           56/12
                                 ( 1.06  )
                                 (-------)
                                 ( 1.075 )

                            = .936529
   The MVA                  = ($22,855.51 - $2,247.20 - $1,030.42) X (.936529 - 1)
                            = -$1,242.63
   The Surrender Value      = $22,855.51 - $1,030.42 - $1,242.63
                            = $20,582.46

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
John Hancock Variable Life Insurance Company

  We have audited the accompanying statutory-basis statements of financial position of John Hancock Variable Life Insurance Company as of December 31, 1996 and 1995, and the related statutory-basis statements of operations and unassigned deficit and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As described in Note 1 to the financial statements, the Company presents its financial statements in conformity with accounting practices prescribed or permitted by the Commonwealth of Massachusetts Division of Insurance, which practices differ from generally accepted accounting principles. The variances between such practices and generally accepted accounting principles also are described in Note 1. The effects on the financial statements of these variances are not reasonably determinable but are presumed to be material.

  In our reports dated February 7, 1996 and 1995, we expressed an opinion that the 1995 and 1994 financial statements of the Company fairly present, in all material respects, the Company's financial position, results of its operations, and its cash flows in conformity with generally accepted accounting principles for stock life insurance company wholly-owned by a mutual life insurance company and with reporting practices prescribed or permitted by the Commonwealth of Massachusetts Division of Insurance. As described in Note 1, the accompanying statutory-basis financial statements are no longer considered to be prepared in conformity with generally accepted accounting principles. Accordingly, our present opinion on the 1995 and 1994 financial statements, as presented in the following paragraph, is different from that expressed in our previous reports.

  In our opinion, because of the effects of the matter described in the second preceding paragraph, the financial statements referred to above do not present fairly, in conformity with generally accepted accounting principles, the financial position of John Hancock Variable Life Insurance Company at December 31, 1996 and 1995, or the results of its operations or its cash flows for the three years then ended.

  Also, in our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of John Hancock Variable Life Insurance Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with accounting practices prescribed or permitted by the Commonwealth of Massachusetts Division of Insurance.

                                                              Ernst & Young LLP
February 14, 1997

                  JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

                STATUTORY-BASIS STATEMENTS OF FINANCIAL POSITION


                                                               DECEMBER 31
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
                                                              (IN MILLIONS)
ASSETS
  Bonds--Note 7............................................ $  753.5  $  552.8
  Preferred stocks.........................................      9.6       5.0
  Common stocks............................................      1.4       1.7
  Investment in affiliates.................................     72.0      65.3
  Mortgage loans on real estate--Note 7....................    212.1     146.7
  Real estate..............................................     38.8      36.4
  Policy loans.............................................     80.8      61.8
  Cash items:
    Cash in banks..........................................     26.7      11.6
    Temporary cash investments.............................      5.2      65.0
                                                            --------  --------
                                                                31.9      76.6
  Premiums due and deferred................................     36.8      39.6
  Investment income due and accrued........................     22.6      18.6
  Other general account assets.............................     17.8      20.8
  Assets held in separate accounts.........................  3,290.5   2,421.0
                                                            --------  --------
      TOTAL ASSETS......................................... $4,567.8  $3,446.3
                                                            ========  ========
OBLIGATIONS AND STOCKHOLDER'S EQUITY
OBLIGATIONS
  Policy reserves.......................................... $  877.8  $  612.3
  Federal income and other taxes payable--Note 1...........     29.4      14.2
  Other accrued expenses...................................     75.1     138.7
  Asset valuation reserve--Note 1..........................     16.6      15.4
  Obligations related to separate accounts.................  3,285.8   2,417.0
                                                            --------  --------
      TOTAL OBLIGATIONS....................................  4,284.7   3,197.6
STOCKHOLDER'S EQUITY--Notes 2 and 6
  Common Stock, $50 par value; authorized 50,000 shares;
   issued and outstanding 50,000 shares....................      2.5       2.5
  Paid-in capital..........................................    377.5     377.5
  Unassigned deficit.......................................    (96.9)   (131.3)
                                                            --------  --------
      TOTAL STOCKHOLDER'S EQUITY...........................    283.1     248.7
                                                            --------  --------
TOTAL OBLIGATIONS AND STOCKHOLDER'S EQUITY................. $4,567.8  $3,446.3
                                                            ========  ========

  The accompanying notes are an integral part of the statutory-basis financial statements.

                  JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

        STATUTORY-BASIS STATEMENTS OF OPERATIONS AND UNASSIGNED DEFICIT

                                                     YEAR ENDED DECEMBER 31
                                                    --------------------------
                                                      1996     1995     1994
                                                    --------  -------  -------
INCOME
  Premiums......................................... $  820.6  $ 570.9  $ 430.5
  Net investment income--Note 4....................     76.1     62.1     57.6
  Other, net.......................................    406.0     85.7     95.5
                                                    --------  -------  -------
                                                     1,302.7    718.7    583.6
BENEFITS AND EXPENSES
  Payments to policyholders and beneficiaries......    236.1    213.4    187.5
  Additions to reserves to provide for future pay-
   ments
   to policyholders and beneficiaries..............    790.1    282.4    185.3
  Expenses of providing service to policyholders
   and
   obtaining new insurance--Note 6.................    183.8    150.7    168.9
  Cost of restructuring............................      0.0      0.0      3.0
  State and miscellaneous taxes....................     17.3     12.7     11.3
                                                    --------  -------  -------
                                                     1,227.3    659.2    556.0
                                                    --------  -------  -------
    GAIN FROM OPERATIONS BEFORE FEDERAL
     INCOME TAXES AND NET REALIZED
     CAPITAL GAINS (LOSSES)........................     75.4     59.5     27.6
Federal income taxes--Note 1.......................     38.6     28.4     15.0
                                                    --------  -------  -------
    GAIN FROM OPERATIONS BEFORE NET
     REALIZED CAPITAL GAINS (LOSSES)...............     36.8     31.1     12.6
Net realized capital gains (losses)--Note 5........     (1.5)     0.5      0.4
                                                    --------  -------  -------
    NET GAIN.......................................     35.3     31.6     13.0
Unassigned deficit at beginning of year............   (131.3)  (162.1)  (177.2)
Net unrealized capital gains (losses) and
 other adjustments--Note 5 ........................      2.5     (3.0)    (1.5)
Valuation reserve changes--Note 1..................      0.0      0.0      2.7
Other reserves and adjustments.....................     (3.4)     2.2      0.9
                                                    --------  -------  -------
    UNASSIGNED DEFICIT AT END OF YEAR.............. $  (96.9) $(131.3) $(162.1)
                                                    ========  =======  =======

  The accompanying notes are an integral part of the statutory-basis financial statements.

                  JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

                    STATUTORY-BASIS STATEMENTS OF CASH FLOWS

                                                      YEAR ENDED DECEMBER 31
                                                      -------------------------
                                                       1996     1995     1994
                                                      -------  -------  -------
                                                           (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Insurance premiums................................. $ 824.2  $ 574.0  $ 436.4
  Net investment income..............................    73.4     59.2     57.9
  Benefits to policyholders and beneficiaries........  (212.7)  (198.3)  (175.3)
  Dividends paid to policyholders....................   (15.7)   (13.2)   (11.9)
  Insurance expenses and taxes.......................  (196.6)  (161.5)  (180.6)
  Net transfers to separate accounts.................  (524.2)  (257.4)  (146.6)
  Other, net.........................................   386.7     55.1     83.2
                                                      -------  -------  -------
      NET CASH PROVIDED FROM OPERATIONS..............   335.1     57.9     63.1
                                                      -------  -------  -------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Bond purchases.....................................  (489.9)  (172.5)   (94.1)
  Bond sales.........................................   228.3     18.9     23.1
  Bond maturities and scheduled redemptions..........    27.8     36.0     22.3
  Bond prepayments...................................    31.9     20.6     24.7
  Stock purchases....................................    (6.5)    (1.7)    (1.5)
  Proceeds from stock sales..........................     0.4      1.4      1.2
  Real estate purchases..............................   (10.5)   (16.2)   (18.4)
  Real estate sales..................................     8.5      9.3     22.1
  Other invested assets purchases....................     0.0     (0.4)    (0.9)
  Proceeds from the sale of other invested assets....     1.5      0.3      1.3
  Mortgage loans issued..............................   (84.4)   (19.8)   (37.9)
  Mortgage loan repayments...........................    17.7     21.1     35.2
  Other, net.........................................  (104.6)    45.7     12.5
                                                      -------  -------  -------
      NET CASH USED IN INVESTING
       ACTIVITIES....................................  (379.8)   (57.3)   (10.4)
                                                      -------  -------  -------
      INCREASE (DECREASE) IN CASH AND
       TEMPORARY CASH INVESTMENTS....................   (44.7)     0.6     52.7
Cash and temporary cash investments at
 beginning of year...................................    76.6     76.0     23.3
                                                      -------  -------  -------
      CASH AND TEMPORARY CASH
       INVESTMENTS AT THE END OF YEAR................ $  31.9  $  76.6  $  76.0
                                                      =======  =======  =======

  The accompanying notes are an integral part of the statutory-basis financial statements.

                  JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

               STATUTORY-BASIS STATEMENTS OF STOCKHOLDER'S EQUITY

                                                   ADDITIONAL
                                           COMMON   PAID-IN   UNASSIGNED
                                           STOCK    CAPITAL    DEFICIT   TOTAL
                                           ------  ---------- ---------- ------
                                                      (IN MILLIONS)
Balance at January 1, 1994................ $25.0     $355.0    $(177.2)  $202.8
1994 Transactions:
  Net gain................................                        13.0     13.0
  Net unrealized capital losses and other
   adjustments............................                        (1.5)    (1.5)
  Valuation reserve changes...............                         2.7      2.7
  Other reserves and adjustments..........                         0.9      0.9
                                           -----     ------    -------   ------
Balance at December 31, 1994..............  25.0      355.0     (162.1)   217.9
1995 Transactions:
  Net gain................................                        31.6     31.6
  Net unrealized capital losses and other
   adjustments............................                        (3.0)    (3.0)
  Other reserves and adjustments..........                         2.2      2.2
  Reclassification of paid-in capital..... (22.5)      22.5                 0.0
                                           -----     ------    -------   ------
Balance at December 31, 1995..............   2.5      377.5     (131.3)   248.7
1996 Transactions:
  Net gain................................                        35.3     35.3
  Net unrealized capital gains and other
   adjustments............................                         2.5      2.5
  Change in separate account surplus
  Other reserves and adjustments..........                        (3.4)    (3.4)
                                           -----     ------    -------   ------
Balance at December 31, 1996.............. $ 2.5     $377.5    $ (96.9)  $283.1
                                           =====     ======    =======   ======

  The accompanying notes are an integral part of the statutory-basis financial statements.

                 JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

                 NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS

NOTE 1--NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING PRACTICES

  John Hancock Variable Life Insurance Company (the Company) is a wholly-owned subsidiary of John Hancock Mutual Life Insurance Company (John Hancock). The Company, domiciled in the Commonwealth of Massachusetts, principally writes variable and universal life insurance policies. Those policies primarily are marketed through John Hancock's sales organization, which includes a career agency system composed of company-owned, unionized branch offices and independent general agencies. Policies also are sold through various unaffiliated securities broker-dealers and certain other financial institutions. Currently the Company writes business in all states except New York.

  The preparation of the financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

  Basis of Presentation: The financial statements have been prepared using accounting practices prescribed or permitted by the Commonwealth of Massachusetts Division of Insurance and in conformity with the practices of the National Association of Insurance Commissioners (NAIC), which practices differ from generally accepted accounting principles (GAAP). The 1995 and 1994 financial statements presented for comparative purposes were previously described as being prepared in accordance with GAAP for stock life insurance companies wholly-owned by a mutual life insurance company. Pursuant to Financial Accounting Standards Board Interpretation 40, "Applicability of Generally Accepted Accounting Principles to Mutual Life Insurance and Other Enterprises" (FIN 40), as amended, which is effective for 1996 financial statements, financial statements based on statutory accounting practices can no longer be described as prepared in conformity with GAAP. Furthermore, financial statements prepared in conformity with statutory accounting practices for periods prior to the effective date of FIN 40 are not considered GAAP presentations when presented in comparative form with financial statements for periods subsequent to the effective date. Accordingly, the 1995 and 1994 financial statements are no longer considered to be presented in conformity with GAAP.

  The significant differences from GAAP include: (1) policy acquisition costs are charged to expense as incurred rather than deferred and amortized over the related premium-paying period; (2) policy reserves are based on statutory mortality, morbidity, and interest requirements without consideration of withdrawals and Company experience; (3) certain assets designated as "nonadmitted assets" are excluded from the balance sheet by direct charges to surplus; (4) reinsurance recoverables are netted against reserves and claim liabilities rather than reflected as an asset; (5) bonds held as available for sale are recorded at amortized cost or market value as determined by the NAIC rather than at fair value; (6) an Asset Valuation Reserve and Interest Maintenance Reserve as prescribed by the NAIC are not calculated under GAAP. Under GAAP, realized capital gains and losses are reported in the income statement on a pretax basis as incurred and valuation allowances would be provided when there has been a decline in value deemed other than temporary;
(7) investments in affiliates are carried at their net equity value with changes in value being recorded directly to unassigned deficit rather than consolidated in the financial statements; and (8) no provision is made for the deferred income tax effects of temporary differences between book and tax basis reporting. The effects of the foregoing variances from GAAP have not been determined but are presumed to be material.

                 JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

NOTE 1--NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING PRACTICES--(CONTINUED)

  The significant accounting practices of the Company are as follows:

  Pending Statutory Standards: The NAIC currently is in the process of recodifying statutory accounting practices, the result of which is expected to constitute the only source of prescribed statutory accounting practices. Accordingly, that project, which is expected to be completed in 1999 will likely change, to some extent, prescribed statutory accounting practices, and may result in changes to the accounting practices that the Company uses to prepare its statutory-basis financial statements. The impact of any such changes on the Company's unassigned deficit cannot be determined at this time and could be material.

  Revenues and Expenses: Premium revenues are recognized over the premium-paying period of the policies whereas expenses, including the acquisition costs of new business, are charged to operations as incurred and policyholder dividends are provided as paid or accrued.

  Cash and Temporary Cash Investments: Cash includes currency on hand and demand deposits with financial institutions. Temporary cash investments are short-term, highly-liquid investments both readily convertible to known amounts of cash and so near maturity that there is insignificant risk of changes in value because of changes in interest rates.

  Valuation of Assets: General account investments are carried at amounts determined on the following bases:

    Bonds and stock values are carried as prescribed by the NAIC; bonds generally at amortized amounts or cost, preferred stocks generally at cost and common stocks at market. The discount or premium on bonds is amortized using the interest method.

    Investments in affiliates are included on the statutory equity method.

    Goodwill is amortized on a straight-line basis over a ten year period.

    Mortgage loans are carried at outstanding principal balance or amortized cost.

    Investment real estate is carried at depreciated cost, less encumbrances. Depreciation on investment real estate is recorded on a straight-line basis. Accumulated depreciation amount to $1.2 million in 1996 and $0.5 million in 1995.

    Real estate acquired in satisfaction of debt and held for sale is carried at the lower of cost or market as of the date of foreclosure.

    Policy loans are carried at outstanding principal balance, not in excess of policy cash surrender value.

  Asset Valuation and Interest Maintenance Reserves: The Asset Valuation Reserve (AVR) is computed in accordance with the prescribed NAIC formula and represents a provision for possible fluctuations in the value of bonds, equity securities, mortgage loans, real estate and other invested assets. Changes to the AVR are charged or credited directly to the unassigned deficit.

  The Company also records the NAIC prescribed Interest Maintenance Reserve
(IMR) that represents that portion of the after tax net accumulated unamortized realized capital gains and losses on sales of fixed income securities, principally bonds and mortgage loans, attributable to changes in the general level of interest rates. Such gains and losses are deferred and amortized into income over the remaining expected lives of the investments sold. At December 31, 1996,

                 JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

NOTE 1--NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING PRACTICES--(CONTINUED)

the IMR, net of 1996 amortization of $1.2 million, amounted to $5.9 million which is included in policy reserves. The corresponding 1995 amounts were $1.2 million and $6.9 million, respectively.

  Separate Accounts: Separate account assets and liabilities reported in the accompanying statements of financial position represent funds that are separately administered and for which the contractholder, rather than the Company, generally bears the investment risk. Separate account contractholders have no claim against the assets of the general account of the Company. Separate account assets are reported at market value. The operations of the separate accounts are not included in the summary of operations; however, income earned on amounts initially invested by the Company in the formation of new separate accounts is included in other income.

  Fair Values of Financial Instruments: Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial position, for which it is practicable to estimate the value. In situations where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Therefore, the aggregate fair value amounts presented do not represent the underlying value of the Company.

  The methods and assumptions utilized by the Company in estimating its fair value disclosures for financial instruments are as follows:

    The carrying amounts reported in the statement of financial position for cash and temporary cash investments approximate their fair values.

    Fair values for public bonds are obtained from an independent pricing service. Fair values for private placement securities and publicly traded bonds not provided by the independent pricing service are estimated by the Company by discounting expected future cash flows using current market rates applicable to the yield, credit quality and maturity of the investments. The fair values for common and preferred stocks, other than its subsidiary investments, which are carried at equity values, are based on quoted market prices.

    The fair value of interest rate swaps and currency rate swaps is estimated using a discounted cash flow method adjusted for the difference between the rate of the existing swap and the current swap market rate. Discounted cash flows in foreign currencies are converted to U.S. dollars using current exchange rates.

    The fair value for mortgage loans is estimated using discounted cash flow analyses using interest rates adjusted to reflect the credit characteristics of the loans. Mortgage loans with similar characteristics and credit risks are aggregated into qualitative categories for purposes of the fair value calculations.

    The carrying amount in the statement of financial position for policy loans approximates their fair value.

    The fair value for outstanding commitments to purchase long-term bonds and issue real estate mortgages is estimated using a discounted cash flow method incorporating adjustments for the difference in the level of interest rates between the dates the commitments were made and December 31, 1996. The fair value for commitments to purchase real estate approximates the amount of the initial commitment.

                 JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

NOTE 1--NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING PRACTICES--(CONTINUED)

  Capital Gains and Losses: Realized capital gains and losses are determined using the specific identification basis. Realized capital gains and losses, net of taxes and amounts transferred to the IMR, are included in net gain or loss. Unrealized gains and losses, which consist of market value and book value adjustments, are shown as adjustments to the unassigned deficit.

  Policy Reserves: Life reserves are developed by actuarial methods and determined based on published tables using statutorily specified interest rates and valuation methods that will provide, in the aggregate, reserves that are greater than or equal to the minimum or guaranteed policy cash values or amounts required by the Commonwealth of Massachusetts Division of Insurance. Reserves for variable life insurance policies are maintained principally on the modified preliminary term method using the 1958 and 1980 Commissioner's Standard Ordinary (CSO) mortality tables, with an assumed interest rate of 4% for policies issued prior to May 1, 1983 and 4 1/2% for policies issued on or thereafter. Reserves for single premium policies are determined by the net single premium method using the 1958 CSO mortality table, with an assumed interest rate of 4%. Reserves for universal life policies issued prior to 1985 are equal to the gross account value which at all times exceeds minimum statutory requirements. Reserves for universal life policies issued from 1985 through 1988 are maintained at the greater of the Commissioner's Reserve Valuation Method (CRVM) using the 1958 CSO mortality table, with 4 1/2% interest or the cash surrender value. Reserves for universal life policies issued after 1988 and for flexible variable policies are maintained using the greater of the cash surrender value or the CRVM method with the 1980 CSO mortality table and 5 1/2% interest for policies issued from 1988 through 1992; 5% interest for policies issued in 1993 and 1994; and 4 1/2% interest for policies issued in 1995 and 1996.

  Federal Income Taxes: Federal income taxes are reported in the financial statements based on amounts determined to be payable as a result of operations within the current accounting period. The operations of the Company are consolidated with John Hancock in filing a consolidated federal income tax return for the affiliated group. The federal income taxes of the Company are allocated on a separate return basis with certain adjustments. The Company made payments of $33.5 million in 1996 and $32.2 million in 1995 and received tax benefits of $7.0 million in 1994.

  Income before taxes differs from taxable income principally due to tax-exempt investment income, the limitation placed on the tax deductibility of policyholder dividends, accelerated depreciation, differences in policy reserves for tax return and financial statement purposes, capitalization of policy acquisition expenses for tax purposes and other adjustments prescribed by the Internal Revenue Code.

  No provision is generally recognized for timing differences that may exist between financial reporting and taxable income or loss.

  Adjustments to Policy Reserves: From time to time, the Company finds it appropriate to modify certain required policy reserves because of changes in actuarial assumptions or increased benefits. Reserve modifications resulting from such determinations are recorded directly to the unassigned deficit. During 1994, the Company refined certain actuarial assumptions inherent in the calculation of preconversion yearly renewable term and gross premium deficiency reserves, resulting in a $2.7 million decrease in the unassigned deficit at December 31, 1994. During 1996 and 1995, there were no refinements in actuarial assumptions inherent in the calculation of policy reserves.

                 JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

NOTE 1--NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING PRACTICES--(CONTINUED)

  Reinsurance: Premiums, commissions, expense reimbursements, benefits and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies have been reported as a reduction of premium income. Amounts applicable to reinsurance ceded for future policy benefits, unearned premium reserves and claim liabilities have been reported as reductions of these items.

  Reclassifications: Certain 1995 and 1994 amounts have been reclassified to permit comparison with the corresponding 1996 amounts.

NOTE 2--CAPITALIZATION

  In prior years, the Company received capital contributions from John Hancock, with a portion of the contributed capital being credited to common stock, although no additional shares were issued. This practice, which is acceptable to statutory authorities, has the effect of stating the carrying value of issued shares of common stock at amounts other than $50 per share par value with the offset reflected in paid-in capital.

  At December 31, 1994, the Company had 50,000 shares authorized with 20,000 shares issued and outstanding. On February 16, 1995, the Company issued the remaining 30,000 shares to John Hancock and transferred $22.5 million from common stock to paid-in capital. The par value per share is $50.

NOTE 3--ACQUISITION

  On June 23, 1993, the Company acquired all of the outstanding shares of stock of Colonial Penn Annuity and Life Insurance Company (CPAL) from Colonial Penn Life Insurance Company, for an aggregate purchase price of approximately $42.5 million. At the date of acquisition, assets of CPAL were approximately $648.5 million, consisting principally of cash and temporary cash investments and liabilities were approximately $635.2 million, consisting principally of reserves related to a block of interest sensitive single-premium whole life insurance business assumed by CPAL from Charter National Life Insurance Company (Charter). The purchase price includes contingent payments of up to approximately $7.3 million payable between 1994 and 1998 based on the actual lapse experience of the business in force on June 23, 1993. The Company made contingent payments to CPAL of $1.5 million during each of 1996, 1995, and 1994. Unamortized goodwill of $15.2 and $17.1 million at December 31, 1996 and December 31, 1995, respectively is being amortized over ten years on a straight-line basis.

  On June 24, 1993, the Company contributed $24.6 million in additional capital to CPAL. CPAL was renamed John Hancock Life Insurance Company of America (JHLICOA) on July 7, 1993. JHLICOA manages the business assumed from Charter and does not currently issue new business.

                 JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

NOTE 4--NET INVESTMENT INCOME

  Investment income has been reduced by the following amounts:

                                                           1996   1995   1994
                                                           -----  -----  -----
                                                             (IN MILLIONS)
Investment expenses....................................... $ 7.0  $ 5.1  $ 3.4
Interest expense..........................................   0.0    0.0    0.2
Depreciation expense......................................   0.9    1.0    0.6
Investment taxes..........................................   0.5    0.5    0.2
                                                           -----  -----  -----
                                                           $ 8.4  $ 6.6  $ 4.4
                                                           =====  =====  =====

NOTE 5--NET CAPITAL GAINS (LOSSES) AND OTHER ADJUSTMENTS

  Net realized capital gains (losses) consist of the following items:

                                                           1996   1995   1994
                                                           -----  -----  -----
                                                             (IN MILLIONS)
Net gains (losses) from asset sales....................... $(0.2) $ 4.0  $(1.6)
Capital gains (tax) credit................................  (1.0)  (2.5)   2.5
Net amounts transferred to IMR............................  (0.3)  (1.0)  (0.5)
                                                           -----  -----  -----
                                                           $(1.5) $ 0.5  $ 0.4
                                                           =====  =====  =====

  Net unrealized capital gains (losses) and other adjustments consist of the following items:

                                                           1996   1995   1994
                                                           -----  -----  -----
                                                             (IN MILLIONS)
Net gains (losses) from changes in security values and
 book value adjustments................................... $ 3.7  $(0.2) $ 0.7
Increase in asset valuation reserve.......................  (1.2)  (2.8)  (2.2)
                                                           -----  -----  -----
  Net Unrealized Capital Gains (Losses) and
   Other Adjustments...................................... $ 2.5  $(3.0) $(1.5)
                                                           =====  =====  =====

NOTE 6--TRANSACTIONS WITH PARENT

  The Company's Parent provides the Company with personnel, property and facilities in carrying out certain of its corporate functions. The Parent annually determines a fee for these services and facilities based on a number of criteria which were revised in 1996, 1995, and 1994 to reflect continuing changes in the Company's operations. The amount of the service fee charged to the Company was $111.7 million, $97.9 million and $117.0 million in 1996, 1995, and 1994 respectively, which has been included in insurance and investment expenses. The Parent has guaranteed that, if necessary, it will make additional capital contributions to prevent the Company's stockholder's equity from declining below $1.0 million.

  The service fee charged to the Company by the Parent includes $1.6 million, $1.8 million and $6.0 million for the years ended December 31, 1996, 1995, and 1994 respectively, representing the portion of the provision for retiree benefit plans determined under the accrual method, including a provision for the 1993 transition liability which is being amortized over twenty years, that was allocated to the Company.

                 JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

NOTE 6--TRANSACTIONS WITH PARENT--(CONTINUED)

  Effective January 1, 1994, the Company entered into a modified coinsurance agreement with John Hancock to reinsure 50% of 1996, 1995 and 1994 issues of flexible premium variable life insurance and scheduled premium variable life insurance policies. In connection with this agreement, John Hancock transferred $24.5 million of cash for tax, commission, and expense allowances to the Company, which increased the Company's net gain from operations by $15.7 million for the year ended December 31, 1996. The corresponding amounts for the year ended December 31, 1995 were $32.7 million and $20.3 million, respectively. The corresponding amounts for the year ended December 31, 1994 were $29.5 million and $26.9 million, respectively.

  Effective January 1, 1996, the Company entered into a modified coinsurance agreement with John Hancock to reinsure 50% of 1995 and 1996 issues of retail annuity contracts (Independence Preferred and Declaration). In connection with this agreement, John Hancock transferred $23.2 million of cash for surrender benefits, tax, reserve increase, commission, expense allowances and premium to the Company, which increased the Company's net gain from operations by $15.1 million in 1996.

NOTE 7--INVESTMENTS

  The statement value and fair value of bonds are shown below:

                                               YEAR ENDED DECEMBER 31, 1996
                                          --------------------------------------
                                                      GROSS      GROSS
                                          STATEMENT UNREALIZED UNREALIZED  FAIR
                                            VALUE     GAINS      LOSSES   VALUE
                                          --------- ---------- ---------- ------
                                                      (IN MILLIONS)
U.S. Treasury securities and obligations
 of U.S. government corporations and
 agencies...............................   $ 44.4     $ 0.2       $0.2    $ 44.4
Obligations of states and political
 subdivisions...........................     12.6       0.4        0.0      13.0
Debt securities issued by foreign
 governments............................      0.8       0.1        0.0       0.9
Corporate securities....................    623.2      29.8        3.4     649.6
Mortgage-backed securities..............     72.5      10.2        0.1      82.6
                                           ------     -----       ----    ------
  Totals................................   $753.5     $40.7       $3.7    $790.5
                                           ======     =====       ====    ======
                                               YEAR ENDED DECEMBER 31, 1995
                                          --------------------------------------
                                                      GROSS      GROSS
                                          STATEMENT UNREALIZED UNREALIZED  FAIR
                                            VALUE     GAINS      LOSSES   VALUE
                                          --------- ---------- ---------- ------
                                                      (IN MILLIONS)
U.S. Treasury securities and obligations
 of U.S. government corporations and
 agencies...............................   $ 89.0     $ 0.5       $0.0    $ 89.5
Obligations of states and political
 subdivisions...........................     11.4       1.1        0.0      12.5
Debt securities issued by foreign
 governments............................      1.3       0.2        0.0       1.5
Corporate securities....................    445.6      44.1        1.6     488.1
Mortgage-backed securities..............      5.5       0.3        0.1       5.7
                                           ------     -----       ----    ------
  Totals................................   $552.8     $46.2       $1.7    $597.3
                                           ======     =====       ====    ======

                 JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

NOTE 7--INVESTMENTS--(CONTINUED)

  The statement value and fair value of bonds by contractual maturity, are shown below. Maturities will differ from contractual maturities because eligible borrowers may exercise their right to call or prepay obligations with or without call or prepayment penalties.

                                                            DECEMBER 31, 1996
                                                            -------------------
                                                            STATEMENT   FAIR
                                                              VALUE     VALUE
                                                            ---------- --------
                                                              (IN MILLIONS)
Due in one year or less....................................  $   51.6  $   52.9
Due after one year through five years......................     260.8     267.7
Due after five years through ten years.....................     244.3     253.7
Due after ten years........................................     124.3     133.6
                                                             --------  --------
                                                                681.0     707.9
Mortgage-backed securities.................................      72.5      82.6
                                                             --------  --------
                                                             $  753.5  $  790.5
                                                             ========  ========

  Proceeds from sales of bonds during 1996, 1995 and 1994 were $228.3 million, $18.9 million and $23.1 million, respectively. Gross gains of $1.3 million in 1996, $0.2 million in 1995, and $0.0 million in 1994 and gross losses of $2.1 million in 1996, $0.1 million in 1995, and $0.1 million in 1994 were realized on these transactions.

  The cost of common stocks was $0.0 million, and $0.1 million December 31, 1996 and December 31, 1995, respectively. Gross unrealized appreciation on common stocks totaled $1.4 million and gross unrealized depreciation totaled $0.0 million at December 31, 1996. The fair value of preferred stock totaled $9.6 million at December 31, 1996, and $5.2 million at December 31, 1995.

  Mortgage loans with outstanding principal balances of $0.0 million and bonds with amortized cost of $11.3 million were nonincome producing for the year ended December 31, 1996. The corresponding amounts for the twelve months ended December 31, 1995 were $1.1 million and $4.0 million, respectively.

  The mortgage loan portfolio was diversified by geographic region and specific collateral property type as displayed below. The Company controls credit risk through credit approvals, limits and monitoring procedures.

                               DECEMBER 31, 1996
 ------------------------------------------------------------------------------
                                   STATEMENT       GEOGRAPHIC       STATEMENT
 PROPERTY TYPE                       VALUE       CONCENTRATION        VALUE
 -------------                     ---------     -------------      ---------
                                 (IN MILLIONS)                    (IN MILLIONS)
 Apartments.....................    $ 96.0     East North Central    $ 31.1
 Industrial.....................      35.0     East South Central      11.5
 Office buildings...............      11.3     Middle Atlantic          7.6
 Retail.........................      29.0     Mountain                27.6
 Agricultural...................      28.9     New England             49.9
 Other..........................      11.9     Pacific                 58.8
                                               South Atlantic          25.6
                                    ------                           ------
                                    $212.1                           $212.1
                                    ======                           ======

                 JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

NOTE 7--INVESTMENTS--(CONTINUED)

  At December 31, 1996, the fair values of the commercial and agricultural mortgage loans portfolios were $189.0 million and $30.4 million, respectively. The corresponding amounts as of December 31, 1995 were approximately $132.1 million and $22.2 million, respectively. The corresponding amounts as of December 31, 1994 were approximately $118.8 million and $27.3 million, respectively.

  The maximum and minimum lending rates for mortgage loans during 1996 were 8.69% and 7.04% for agricultural loans and 8.5% and 7.2% for other properties. Generally, the maximum percentage of any loan to the value of security at the time of the loan, exclusive of insured or guaranteed or purchase money mortgages, is 75%. For city mortgages, fire insurance is carried on all commercial and residential properties at least equal to the excess of the loan over the maximum loan which would be permitted by law on the land without the building, except as permitted by regulations of the Federal Housing Commission on loans fully insured under the provision of the National Housing Act. For agricultural mortgage loans, fire insurance is not normally required on land based loans except in those instances where a building is critical to the farming operation. Fire insurance is required on all agri-business facilities in an aggregate amount equal to the loan balance.

NOTE 8--REINSURANCE

  The Company cedes business to reinsurers to share risks under variable life, universal life and flexible variable life insurance policies for the purpose of reducing exposure to large losses. Premiums, benefits and reserves ceded to reinsurers during the year ended December 31, 1996 were $384.3 million, $9.9 million, and $12.1 million, respectively. The corresponding amounts in 1995 were $72.4 million, $8.7 million, and $12.1 million, respectively. The corresponding amounts in 1994 were $67.5 million, $12.3 million, and $16.3 million, respectively.

  To the extent that an assuming reinsurance company is unable to meet its obligations under a reinsurance agreement, the Company remains liable as the direct insurer on all risks reinsured.

NOTE 9--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  The Company enters into interest rate swap contracts for the purpose of converting the interest rate characteristics (fixed or variable) of certain investments to match those of related insurance liabilities. Maturities of current agreements range through 2011. These swaps involve, to varying degrees, interest rate risk in excess of amounts recognized in the statement of financial position.

  The Company enters into currency rate swap agreements to manage exposure to foreign exchange rate fluctuations. Maturities of current agreements range through 2006. Should the counterparty fail to meet the terms of the contract, the Company's market risk is limited to the currency rate differential.

  The Company enters into interest rate cap contracts to manage exposure on underlying security values due to a rise in interest rates. Maturities of current agreements range through 2006.

  The Company also uses financial futures contracts to hedge public bonds intended for future sale in order to lock in the market value at the date of contract. The Company is subject to the

                 JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

NOTE 9--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK--(CONTINUED)

risks associated with changes in the value of the underlying securities; however, such changes in value generally are offset by changes in the value of the hedged items. The contract or notional amounts of the contracts represent the extent of the Company's involvement but not in the future cash requirements, as the Company intends to close the open positions prior to settlement.

  The contract or notional amount of the foregoing financial instruments, which indicates the Company's involvement and in certain instances, maximum credit risk related to those instruments, is as follows:

                                                                  DECEMBER 31
                                                                 --------------
                                                                  1996   1995
                                                                 ------- ------
                                                                 (IN MILLIONS)
   Futures contracts to sell securities......................... $  73.0 $ 0.0
                                                                 ======= =====
   Notional amount of interest rate swaps, currency rate swaps, and interest rate caps to:
     Receive variable rates..................................... $ 215.9 $ 0.0
                                                                 ======= =====
     Receive fixed rates........................................ $  26.6 $ 5.0
                                                                 ======= =====

  The Company continually monitors its positions and the credit ratings of the counterparties to these financial instruments. The Company believes the risk of incurring losses due to the nonperformance by its counterparties is remote and that any such losses would be immaterial.

  Based on the market rates in effect at December 31, 1996, the Company's interest rate swaps, currency rate swaps and interest rate caps represented (assets) liabilities to the Company with fair values of $2.3 million, $(8.2) million and $(2.0) million, respectively. The corresponding amounts as of December 31, 1995 were $0.0 million.

NOTE 10--POLICYHOLDERS' RESERVES AND BENEFICIARIES' FUND

  The Company's annuity reserves and deposit fund liabilities that are subject to discretionary withdrawal and subject to discretionary withdrawal (without adjustment), are summarized as follows:

                                                        DECEMBER 31,
                                                            1996      PERCENT
                                                        ------------- -------
                                                        (IN MILLIONS)
   Subject to discretionary withdrawal at book value
    less surrender charge..............................    $441.9       89.3%
   Subject to discretionary withdrawal at book value
    (without adjustment)...............................      53.0       10.7
                                                           ------      -----
   Total annuity reserves and deposit liabilities......    $494.9      100.0%
                                                           ======      =====

                 JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

NOTE 11--COMMITMENTS AND CONTINGENCIES

  The Company has extended commitments to purchase long-term bonds and real estate and issue real estate mortgages totalling $42.1 million, $0.1 million, and $33.5 million respectively, at December 31, 1996. The corresponding amounts at December 31, 1995 were $16.6 million and $5.4 million, respectively. The Company monitors the creditworthiness of borrowers under long-term bond commitments and requires collateral as deemed necessary. If funded, loans related to real estate mortgages would be fully collateralized by the related properties. The fair values of the commitments described above were $76.2 million at December 31, 1996 and $23.8 million at December 31, 1995. The majority of these commitments expire in 1997.

  In the normal course of its business operations, the Company is involved in litigation from time to time with claimants, beneficiaries and others, and a number of litigation matters were pending as of December 31, 1996. It is the opinion of management, after consultation with counsel, that the ultimate liability with respect to these claims, if any, will not materially affect the financial position of the Company.

NOTE 12--FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following table presents the carrying amounts and fair values of the Company's financial instruments:

                                                   YEAR ENDED DECEMBER 31
                                               --------------------------------
                                                    1996             1995
                                               ---------------  ---------------
                                               CARRYING  FAIR   CARRYING  FAIR
                                                AMOUNT  VALUE    AMOUNT  VALUE
                                               -------- ------  -------- ------
                                                        (IN MILLIONS)
Assets
  Bonds--Note 7...............................  $753.5  $790.5   $552.8  $597.3
  Preferred stocks--Note 7....................     9.6     9.6      5.0     5.2
  Common stocks--Note 7.......................     1.4     1.4      1.7     1.7
  Mortgage loans on real estate--Note 7.......   212.1   219.4    146.7   154.3
  Policy loans--Note 2........................    80.8    80.8     61.8    61.8
  Cash and cash equivalents--Note 2...........    31.9    31.9     76.6    76.6
Derivatives liabilities relating to:--Note 9
  Interest rate swaps.........................     --      2.3      --      0.0
  Currency rate swaps.........................     --     (8.2)     --      0.0
  Interest rate caps..........................     --     (2.0)     --      0.0
Liabilities
  Commitments--Note 11........................     --     76.2      --     23.8

  The carrying amounts in the table are included in the statutory-basis statements of financial position. The method and assumptions utilized by the Company in estimating its fair value disclosures are described in Note 1.